Exhibit 13

ALLIED CAPITAL CORPORATION

Selected Consolidated Financial Data

		AS OF AND FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2002	2001	2000	1999	1998

Operating Data
Total interest and related portfolio income	$309,928	$289,110	$211,589	$141,140	$106,738
Total operating expenses	$125,073	$110,059	$98,872	$70,099	$51,493
Income tax expense (benefit)	$930	$(412)	$—	$—	$787
Net investment income before net realized and unrealized gains	$183,925	$179,463	$112,717	$71,041	$54,458

Net realized gains	$44,937	$661	$15,523	$25,391	$22,541
Net unrealized gains (losses)	$(571)	$20,603	$14,861	$2,138	$1,079
Net increase in net assets resulting from operations	$228,291	$200,727	$143,101	$98,570	$78,078

Diluted earnings per common share	$2.20	$2.16	$1.94	$1.64	$1.50
Dividends per common share(1)	$2.23	$2.01	$1.82	$1.60	$1.43

Weighted average common shares outstanding—diluted(2)	103,574	93,003	73,472	60,044	51,974

Balance Sheet Data
Portfolio at value	$2,488,167	$2,329,590	$1,788,001	$1,228,497	$807,119
Portfolio at cost	$2,429,214	$2,286,602	$1,765,895	$1,222,901	$803,479
Total assets	$2,794,319	$2,460,713	$1,853,817	$1,290,038	$856,079
Total debt outstanding	$998,450	$1,020,806	$786,648	$592,850	$334,350
Preferred stock issued to Small Business Administration	$7,000	$7,000	$7,000	$7,000	$7,000

Shareholders’ equity	$1,546,071	$1,352,123	$1,029,692	$667,513	$491,358
Shareholders’ equity per common share (NAV)	$14.22	$13.57	$12.11	$10.20	$8.79
Common shares outstanding at end of year(2)	108,698	99,607	85,057	65,414	55,919

Return on average assets	9.0%	9.4%	9.1%	9.2%	10.1%
Return on average equity	16.0%	17.0%	17.2%	17.5%	18.0%

Other Data
Investments funded	$506,376	$680,329	$901,545	$751,871	$524,530
Repayments	$143,167	$74,461	$111,031	$139,561	$138,081
Sales	$213,474	$129,980	$280,244	$198,368	$81,013

Realized gains	$95,562	$10,107	$28,604	$31,536	$25,757
Realized losses	$(50,625)	$(9,446)	$(13,081)	$(6,145)	$(3,216)

(1)	Dividends are based on taxable income, which differs from income for financial reporting purposes.
(2)	Excludes 234,977, 516,779 and 810,456 common shares held in the deferred compensation trust at and for the years ended December 31, 2000, 1999, and 1998, respectively.

ALLIED CAPITAL CORPORATION

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The information contained in this section should be read in conjunction with our 2002 Consolidated Financial Statements and the Notes thereto. In addition, this annual report contains certain forward-looking statements. These statements include the plans and objectives of management for future operations and financial objectives and can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results and conditions to differ materially from those projected in these forward-looking statements are set forth below in the Risk Factors section. Other factors that could cause actual results to differ materially include:

•	the ongoing global economic downturn, coupled with the threat of war;

•	risks associated with possible disruption in our operations due to terrorism;

•	future regulatory actions and conditions in our operating areas; and

•	other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

     Financial or other information presented for private finance portfolio companies has been obtained from the portfolio company, and the financial information presented may represent unaudited, projected or pro forma financial information, and therefore may not be indicative of actual results.

OVERVIEW

We are a business development company that provides long-term debt and equity investment capital to support the expansion of companies in a variety of industries. Our lending and investment activity is generally focused on private finance and commercial real estate finance, primarily the investment in non-investment grade commercial mortgage-backed securities, which we refer to as CMBS. Our private finance activity principally involves providing financing through privately negotiated long-term debt and equity investment capital. Our private financing is generally used to fund growth, buyouts, acquisitions, recapitalizations, note purchases, and bridge financings. We generally invest in private companies though, from time to time, we may invest in public companies that lack access to public capital or whose securities may not be marginable.

     Our portfolio composition at December 31, 2002, 2001, and 2000, was as follows:

	2002	2001	2000

Private Finance	70%	68%	72%
Commercial Real Estate Finance	30%	32%	28%

     Our earnings depend primarily on the level of interest and dividend income, fee income, and net realized and unrealized gains or losses earned on our investment portfolio after deducting interest paid on borrowed capital and operating expenses. Interest income results from the stated interest rate earned on a loan and the amortization of loan origination points and discounts. The level of interest income is directly related to the balance of the interest-bearing investment portfolio multiplied by the weighted average yield. Our ability to generate interest income is dependent on economic, regulatory, and competitive factors that influence new investment activity, the amount of loans and debt securities for which interest is not accruing and our ability to secure debt and equity capital for our investment activities.

PORTFOLIO AND INVESTMENT ACTIVITY

     Total portfolio investment activity and yields at and for the years ended December 31, 2002, 2001, and 2000, were as follows:

($ IN MILLIONS)	2002	2001	2000

Portfolio at value	$2,488.2	$2,329.6	$1,788.0
Investments funded	$506.4	$680.3	$901.5
Change in accrued or reinvested interest and dividends	$44.7	$51.6	$32.2
Principal repayments	$143.2	$74.5	$111.0
Sales(1)	$213.5	$130.0	$280.2
Yield(2)	14.0%	14.3%	14.1%

(1)	Sales for the year ended December 31, 2000, include $128.5 million of small business loans sold.
(2)	The weighted average yield on interest-bearing investments is computed as the (a) annual stated interest rate earned plus the annual amortization of loan origination fees, original issue discount, and market discount earned on accruing interest-bearing investments, divided by (b) total interest-bearing investments at value. The weighted average yield is computed as of the balance sheet date.

ALLIED CAPITAL CORPORATION

PRIVATE FINANCE

The private finance portfolio, investment activity, and yields at and for the years ended December 31, 2002, 2001, and 2000, were as follows:

($ IN MILLIONS)	2002	2001	2000

Portfolio at value:
Loans and debt securities	$1,151.2	$1,107.9	$966.3
Equity interests	592.0	487.2	316.2

Total portfolio	$1,743.2	$1,595.1	$1,282.5

Investments funded	$297.2	$287.7	$600.9
Change in accrued or reinvested interest and dividends	$42.6	$48.9	$31.8
Principal repayments	$129.3	$43.8	$75.7
Yield*	14.4%	14.8%	14.6%

*	The weighted average yield on loans and debt securities is computed as the (a) annual stated interest rate earned plus the annual amortization of loan origination fees, original issue discount, and market discount earned on accruing loans and debt securities, divided by (b) total loans and debt securities at value. The weighted average yield is computed as of the balance sheet date.

     Investments funded for the years ended December 31, 2002, 2001, and 2000, consisted of the following:

($ IN MILLIONS)	LOANS AND DEBT SECURITIES	EQUITY INTERESTS	TOTAL

For the Year Ended December 31, 2002(1)
Companies more than 25% owned	$86.1	$18.7	$104.8
Companies 5% to 25% owned	22.3	0.4	22.7
Companies less than 5% owned	154.6	15.1	169.7

Total	$263.0	$34.2	$297.2

For the Year Ended December 31, 2001(1)
Companies more than 25% owned	$47.8	$78.3	$126.1
Companies 5% to 25% owned	13.5	4.5	18.0
Companies less than 5% owned	136.9	6.7	143.6

Total	$198.2	$89.5	$287.7

For the Year Ended December 31, 2000(1)
Companies more than 25% owned	$10.8	$111.5	$122.3
Companies 5% to 25% owned	121.8	42.7	164.5
Companies less than 5% owned	288.7	25.4	314.1

Total	$421.3	$179.6	$600.9

(1)	The private finance portfolio is presented in three categories-companies more than 25% owned, which represent portfolio companies where we directly or indirectly own more than 25% of the outstanding voting securities of such portfolio company and, therefore, are deemed controlled by us under the Investment Company Act of 1940, or the 1940 Act; companies owned 5% to 25%, which represent portfolio companies where we directly or indirectly own 5% to 25% of the outstanding voting securities of such portfolio company or where we hold one or more seats on the portfolio company’s board of directors and, therefore, are deemed to be an affiliated person under the 1940 Act; and companies less than 5% owned, which represent portfolio companies where we directly or indirectly own less than 5% of the outstanding voting securities of such portfolio company and where we have no other affiliations with such portfolio company.

     At December 31, 2002, we had outstanding funding commitments of $92.8 million to portfolio companies, including $25.7 million committed to private venture capital funds. At December 31, 2002, we also had total commitments to private finance portfolio companies in the form of standby letters of credit and guarantees of $65.9 million.

     We fund new investments using cash, through the issuance of our common equity, the reinvestment of previously accrued interest and dividends in debt or equity securities, or the current reinvestment of interest and dividend income through the receipt of a debt or equity security (payment-in-kind income). From time to time we may opt to reinvest accrued interest receivable in a new debt or equity security in lieu of receiving such interest in cash and providing a subsequent investment.

     We may acquire more than 50% of the common stock of a company in a control buyout transaction. Control investments are generally structured such that we earn a current return through a combination of interest income on our senior loans and subordinated debt, dividends on our preferred and common stock, and management or transaction services fees to compensate us for the managerial assistance that we provide to a controlled portfolio company. In some cases for companies that are more than 50% owned, we may not accrue interest on loans and debt securities if such company is in need of additional capital. In such cases, we may defer current debt service. Our most significant investments acquired through control buyout transactions at December 31, 2002, were Business Loan Express, Inc. (BLX), acquired in 2000, and The Hillman Companies, Inc., acquired in 2001.

     Business Loan Express, Inc. At December 31, 2002, our investment in BLX totaled $221.4 million at cost and $256.8 million at value, or 9.2% of our total assets, which includes unrealized appreciation of $35.4 million.

     BLX is the nation’s second largest non-bank government guaranteed lender utilizing the SBA’s 7(a) Guaranteed Loan Program and is licensed by the SBA as a Small Business Lending Company (SBLC). BLX is a preferred lender as designated by the SBA in 68 markets across the United States, and originates, sells, and services small business loans. In addition to the 7(a) Guaranteed Loan Program, BLX originates conventional small business loans and originates loans under the USDA Business and Industry Guaranteed Loan Program. BLX has offices across the United States and is headquartered in New York, New York.

ALLIED CAPITAL CORPORATION

     Summary financial data for BLX at and for the six months ended December 31, 2002, and their year ended June 30, 2002, was as follows:

($ IN MILLIONS)	AT AND FOR THE SIX MONTHS ENDED DECEMBER 31, 2002(1)	AT AND FOR THE YEAR ENDED JUNE 30, 2002

Operating Data
Total revenue	$51.1	$84.6
Profits before taxes(4)	$1.6	$3.6
Earnings before interest, taxes and management fees (EBITM)(4)	$24.5	$43.0
Balance Sheet Data
Total assets(2)	$290.8	$277.1
Total debt	$194.9	$183.0
Total shareholders’ equity	$60.4	$59.9
Cash Flow Data Cash
Cash provided by operating activities	$8.0	$18.7
Cash used in investing activities	$(14.3)	$(37.1)
Cash provided by financing activities	$7.0	$3.0
Other Data
Total loan originations	$308.8	$565.1
Serviced loan portfolio	$1,619.5	$1,372.6
Number of loans	2,373	2,083
Loan delinquencies(3)	8.6%	9.4%
Serviced Loan Portfolio by Industry
Hotels	26%	27%
Gas stations/convenience stores	19	16
Restaurants	10	10
Manufacturing and industrial	10	10
Professional and retail services	9	10
Shrimp/fishing vessels	6	7
Recreation	5	5
Child care and health care services	4	4
Other	11	11

Total	100%	100%

(1)	The results of operations, changes in cash flows, and loan originations for the six months ended December 31, 2002, are not necessarily indicative of the operating results to be expected for the full year.
(2)	Included in total assets is $6 million of goodwill. There is no other goodwill on BLX’s balance sheet. We acquired 94.9% of BLC Financial Services, Inc. on December 31, 2000. “Push-down” accounting was not required with respect to this transaction; accordingly, goodwill was not recorded by BLX.
(3)	Represents the percentage of loans in the total serviced loan portfolio that are greater than 30 days delinquent, which includes loans in workout status. Loans greater than 30 days delinquent for the SBA 7(a) loan portfolio only, which are included in the total serviced loan portfolio, were 8.7% at December 31, 2002.
(4)	BLX incurred certain one-time expenses of approximately $1 million for the six months ended December 31, 2002, associated with the Amresco Independence Funding transaction and its reorganization to an LLC.

     BLX sells or securitizes substantially all of the loans it originates. BLX currently sells the guaranteed piece of SBA 7(a) guaranteed loans for cash premiums of up to 10% of the guaranteed loan amount plus a retained annual servicing fee generally between 1.0% and 2.0% of the guaranteed loan amount. Alternatively, BLX may sell the guaranteed pieces of SBA 7(a) guaranteed loans at par and retain an annual servicing spread, at current prices of generally between 4.0% and 4.8%. BLX securitizes the unguaranteed pieces of the SBA 7(a) loans and conventional loans it originates. Typically, BLX retains up to 2.7% of the term loan securitization pools and receives a spread from the excess of loan interest received on the loans sold over the interest cost on the securities issued in the securitization generally between 4.7% and 4.9%. Over 90-day delinquencies in securitized pools were approximately 1% of loans securitized at December 31, 2002.

     As a result of BLX’s guaranteed loan sales and securitization transactions, BLX had assets at December 31, 2002, of approximately $124.3 million representing the residual interests in and servicing assets for loans sold or securitized, together referred to as Residual Interests. These Residual Interests represent the discounted present value of estimated future cash flow streams to be received from loans sold or securitized after making allowances for estimated prepayments, losses, and loan delinquencies.

     If scheduled loan payments on all loans were to be received as stated in the loan agreements, estimated future cash flows to BLX from loans sold or securitized would total approximately $499.7 million in the aggregate over the remaining term of these loans. Of the approximate $499.7 million, estimated cash flows for the 12 months ended December 31, 2003, 2004, 2005, and 2006, would be approximately $38.5 million, $37.2 million, $36.3 million, and $35.3 million, respectively, although there can be no assurance that scheduled loan payments will approximate actual cash received.

     The loans originated by BLX are generally secured by commercial real estate. Loans originated under the SBA7(a) Guaranteed Loan Program also require the personal guarantee of the borrower and, in many cases, the loans are also secured by additional real estate collateral. Because the loans are secured by collateral, BLX’s annual loan losses for its serviced SBA 7(a) loans, computed using the unguaranteed balance of the SBA 7(a) loan portfolio, were less than 1% on average for the last five fiscal years.

     Because of the government guarantee attached to SBA 7(a) loans, BLX’s loss of principal exposure to loans greater than 90 days delinquent at December 31, 2002, was $38.4 million in the aggregate. At December 31, 2002, BLX has accrued loss reserves of $10.6 million, which when deducted from 90-day delinquencies would reduce their unreserved financial exposure to 90-day delinquencies to $27.8 million. BLX’s reserves represent 28% of over 90-day delinquent loans. BLX’s loans are underwritten to have substantial collateral coverage and also carry personal guarantees of the borrowers.

ALLIED CAPITAL CORPORATION

     BLX’s sources of cash flow from operations include net income, cash proceeds from loan sales net of cash used for loans originated, and changes in working capital. BLX’s cash used in investing activities includes the origination of residual interests from loans sold, net of collections of residual interests, and cash used to purchase fixed assets.

     BLX has a three-year $124 million revolving credit facility that matures in March 2004. As the controlling shareholder of BLX, we have provided an unconditional guaranty to the revolving credit facility lenders in an amount of up to 50% of the total obligations (consisting of principal, accrued interest, and other fees) of BLX under the revolving credit facility. The amount guaranteed by us at December 31, 2002, was $51.6 million. This guaranty can be called by the lenders only in the event of a default by BLX. BLX was in compliance with the terms of the revolving credit facility at December 31, 2002. We have also provided two standby letters of credit in connection with two term securitization transactions completed by BLX totaling $10.6 million.

     In January 2003, BLX announced the completion of a $128.0 million acquisition of performing loans and other assets from Amresco Independence Funding. BLX purchased $121.5 million of performing loans at par and other assets purchased totaled $6.5 million. The acquisition has increased BLX’s serviced portfolio to over $2 billion, and BLX now serves in excess of 2,800 small business borrowers. We provided $50 million of the capital to fund this acquisition. Our $50 million financing was in the form of a short-term revolving credit facility of $25 million to fund the temporary capital needs of construction loans purchased and loans pending sale, as well as $25 million of preferred equity to support the future growth potential of the company post acquisition.

     In February 2003, BLX completed a corporate reorganization to a limited liability company. As BLX LLC moves forward, its taxable earnings will flow directly to its members and we represent approximately 95% of the economic interests in the LLC. In connection with the reorganization, BLX has changed its fiscal year end to September 30.

     Changes in the laws or regulations that govern SBLCs or the SBA 7(a) Guaranteed Loan Program or changes in government funding for this program could have a material impact on BLX or its operations. As of October 1, 2002, the SBA implemented a maximum loan size of $500,000 for loans originated through the SBA 7(a) Guaranteed Loan Program due to Federal budget constraints. In February 2003, legislation was enacted to return the SBA 7(a) Guaranteed Loan Program to a sufficient level of funding. This legislation has enabled the SBA to return the maximum loan size to previous levels.

     The Hillman Companies, Inc. At December 31, 2002, our investment in Hillman totaled $92.6 million at cost and $180.5 million at value, or 6.5% of total assets. During the fourth quarter of 2002, Hillman distributed $6.5 million of preferred stock in STS Operating, Inc. (STS) to us, which reduced our cost basis in Hillman’s common stock and added to our investment in STS.

     Hillman is a leading manufacturer of key making equipment and distributor of key blanks, fasteners, signage, and other small hardware components and operates in multiple channels of the retail marketplace such as hardware stores, national and regional home centers, and mass merchants. Hillman has certain patent-protected products, including key duplication technology, that is important to its business. Hillman’s primary operations are located in Cincinnati, Ohio.

     For the year ended December 31, 2002, Hillman had total revenue of $286.8 million, earnings before interest, taxes, depreciation, amortization, and management fees, or EBITDAM, of $50.2 million, and profits before taxes of $10.0 million. Hillman had total assets of $368.9 million and total debt of $146.7 million at December 31, 2002.

ALLIED CAPITAL CORPORATION

     COMMERCIAL REAL ESTATE FINANCE

     The commercial real estate finance portfolio, investment activity, and yields at and for the years ended December 31, 2002, 2001, and 2000, were as follows:

($ IN MILLIONS)	2002	2001	2000

Portfolio at value:
CMBS bonds	$555.5	$558.3	$311.3
CDO preferred shares	52.8	24.2	—
Commercial mortgage loans	63.7	79.6	106.4
Residual interest	69.0	69.9	81.7
Real estate owned	4.0	2.5	6.1

Total portfolio	$745.0	$734.5	$505.5

Investments funded	$209.2	$392.6	$149.0
Change in accrued or reinvested interest	$2.1	$2.7	$1.1
Principal repayments	$13.9	$30.7	$24.3
CMBS and commercial real estate loan sales	$213.5	$130.0	$151.7
Yield*	13.4%	13.5%	13.1%

*	The weighted average yield on the interest-bearing investments is computed as the (a) annual stated interest rate earned plus the annual amortization of loan origination fees, original issue discount, and market discount earned on accruing interest-bearing investments, divided by (b) total interest-bearing investments at value. The weighted average yield is computed as of the balance sheet date. Interest-bearing investments for the commercial real estate finance portfolio include all investments except for real estate owned.

     Our primary commercial real estate finance investment activity is the investment in non-investment grade commercial mortgage-backed securities, or CMBS. We believe that CMBS is an attractive asset class because of the yields that can be earned on securities that are secured by commercial mortgage loans and ultimately commercial real estate properties. Our CMBS investment activity level will be dependent upon our ability to invest in CMBS at attractive yields. We plan to continue our CMBS investment activity; however, in order to maintain a balanced portfolio, we expect that CMBS will not exceed 25% of our total assets.

     Our commercial real estate investment activity for the years ended December 31, 2002, 2001, and 2000, was as follows:

($ IN MILLIONS)	FACE AMOUNT	DISCOUNT	AMOUNT FUNDED	YIELD(1)(2)

For the Year Ended December 31, 2002
CMBS bonds	$302.5	$(140.2)	$162.3	13.4%
CDO preferred shares	29.0	—	29.0	17.5%
Commercial mortgage loans	11.7	(1.7)	10.0	13.5%
Real estate owned	7.9	—	7.9

Total	$351.1	$(141.9)	$209.2	14.0%

For the Year Ended December 31, 2001
CMBS bonds	$661.4	$(295.6)	$365.8	14.0%
CDO preferred shares	24.6	—	24.6	16.9%
Commercial mortgage loans	2.2	—	2.2	10.0%

Total	$688.2	$(295.6)	$392.6	14.2%

For the Year Ended December 31, 2000
CMBS bonds	$244.6	$(120.3)	$124.3	14.7%
Commercial mortgage loans	25.5	(0.8)	24.7	10.9%

Total	$270.1	$(121.1)	$149.0	14.1%

(1)	The yield on new CMBS bond investments will vary from period to period depending on the concentration of lower yielding BB+, BB, and BB- CMBS bonds purchased in that period to the total amount invested.
(2)	Total yield calculation excludes new investments in real estate owned.

     CMBS Bonds. The non-investment grade and unrated tranches of the CMBS bonds in which we invest are junior in priority for payment of interest and principal to the more senior tranches of the related CMBS bond issuance. Cash flow from the underlying mortgages generally is allocated first to the senior tranches, with the most senior tranches having a priority right to the cash flow. Then, any remaining cash flow is allocated, generally, among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages resulting in reduced cash flows, our most subordinate tranche will bear this loss first. At December 31, 2002, our CMBS bonds were subordinate to 91% to 97% of the tranches of bonds issued in various CMBS transactions. Given that the non-investment grade CMBS bonds in which we invest are junior in priority for payment of principal and interest, we invest in these CMBS bonds at a discount from the face amount of the bonds. The discount increases with the decrease in the seniority of the CMBS bonds. For the years ended December 31, 2002, 2001, and 2000, the average discount for the CMBS bonds in which we invested was 46%, 45%, and 49%, respectively.

ALLIED CAPITAL CORPORATION

     The underlying pools of mortgage loans that are collateral for our new CMBS bond investments for the years ended December 31, 2002, 2001, and 2000, had respective underwritten loan to value and underwritten debt service coverage ratios as follows:

	2002		2001		2000

LOAN TO VALUE RANGES ($ IN MILLIONS)	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE

Less than 60%	$909.3	20%	$1,259.7	15%	$577.1	14%
60–65%	287.3	6	941.6	11	402.8	10
65–70%	587.9	13	1,140.6	14	648.1	16
70–75%	1,214.5	27	2,400.4	29	1,450.9	36
75–80%	1,477.5	33	2,466.4	30	958.9	23
Greater than 80%	47.8	1	119.6	1	36.6	1

Total	$4,524.3	100%	$8,328.3	100%	$4,074.4	100%

Weighted average loan to value	68.5%		69.7%		70.2%

	2002		2001		2000

DEBT SERVICE COVERAGE RATIO(1) RANGES ($ IN MILLIONS)	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE

Greater than 2.00	$366.9	8%	$484.8	6%	$197.0	5%
1.76–2.00	229.6	5	158.2	2	99.1	3
1.51–1.75	477.4	11	855.0	10	341.8	8
1.26–1.50	2,739.6	60	5,008.3	60	2,204.5	54
Less than 1.25	710.8	16	1,822.0	22	1,232.0	30

Total	$4,524.3	100%	$8,328.3	100%	$4,074.4	100%

Weighted average debt service coverage ratio	1.41		1.48		1.35

(1)	Defined as annual net cash flow before debt service divided by annual debt service payments.

     As a part of our strategy to maximize our return on equity capital, we sold CMBS bonds rated BB+ through B during the year ended December 31, 2002, with a cost basis of $205.9 million, and bonds rated BB+ through BB- during the years ended December 31, 2001 and 2000, with a cost basis of $124.5 million and $98.7 million, respectively. These bonds had a weighted average effective yield of 11.5%, 10.3%, and 11.5% and were sold for $225.6 million, $126.8 million, and $102.5 million, respectively, resulting in realized gains on the sales. The sales of these primarily lower yielding bonds increased our overall liquidity.

     The effective yield on our CMBS bond portfolio at December 31, 2002, 2001, and 2000, was 14.2%, 14.7%, and 15.4%, respectively. The yield on the CMBS bond portfolio at any point in time will vary depending on the concentration of lower yielding BB+, BB, and BB- CMBS bonds held in the portfolio. At December 31, 2002, 2001, and 2000, the unamortized discount related to the CMBS bond portfolio was $649.5 million, $611.9 million, and $364.9 million, respectively. At December 31, 2002, the CMBS bond portfolio had a fair value of $555.5 million, which included net unrealized appreciation on the CMBS bonds of $31.8 million.

     During January 2003, we sold BB+ through B CMBS bonds with a cost basis of $115.7 million for $128.8 million in cash proceeds. We recognized a gain on this sale of $12.2 million, net of a realized loss of $0.9 million from a hedge related to the CMBS bonds sold. After completion of this sale, the CMBS bond portfolio yield increased to approximately 15%. However, the yield on the CMBS bond portfolio will continue to fluctuate as we invest in more CMBS bond issuances that contain higher rated, lower yielding BB+, BB, and BB- bonds.

     At December 31, 2002, the underlying pools of mortgage loans that are collateral for our CMBS bonds consisted of approximately 4,500 commercial mortgage loans with a total outstanding principal balance of $25.0 billion. At December 31, 2002 and 2001, 1.0% and 0.5%, respectively, of the loans in the underlying collateral pool for our CMBS bonds were over 30 days delinquent or were classified as real estate owned.

ALLIED CAPITAL CORPORATION

     Collateralized Debt Obligation Preferred Shares. During the years ended December 31, 2002 and 2001, we invested in the preferred shares of three and one, respectively, collateralized debt obligations, or CDOs, which are secured by investment grade unsecured debt issued by various real estate investment trusts, or REITs, and investment and non-investment grade CMBS bonds. The investment grade REIT collateral consists of debt with a cut-off balance of $1,017.6 million and was issued by 42 REITs. The investment grade CMBS collateral consists of CMBS bonds with a face amount of $479.0 million issued in 39 separate CMBS transactions. The non-investment grade CMBS collateral consists of BB+, BB, and BB- CMBS bonds with a face amount of $463.4 million issued in 39 separate CMBS transactions. Included in the CMBS collateral for the CDOs are $397.9 million of CMBS bonds that are senior in priority of repayment to certain lower rated CMBS bonds held by us, which were issued in 23 separate CMBS transactions. The preferred shares are junior in priority for payment of principal to the more senior tranches of debt issued by the CDOs. To the extent there are defaults and unrecoverable losses on the underlying collateral resulting in reduced cash flows, the preferred shares will bear this loss first. At December 31, 2002, our preferred shares in the CDOs were subordinate to approximately 96% of the more senior tranches of debt issued by the CDOs. Income received from our CDO investments provided an effective yield of 17.2% and 16.9% at December 31, 2002 and 2001, respectively.

     Commercial Mortgage Loans and Real Estate Owned. Since 1998, we have been liquidating much of our whole commercial mortgage loan portfolio so that we can redeploy the proceeds into higher yielding assets. For the years ended December 31, 2002, 2001, and 2000, we sold $7.5 million, $5.5 million, and $53.0 million, respectively, of commercial mortgage loans and real estate owned. At December 31, 2002, our whole commercial mortgage loan portfolio had been reduced to $63.7 million from $79.6 million at December 31, 2001.

     Residual Interests. The residual interest primarily consists of a retained interest from a 1998 asset securitization whereby bonds were sold in three classes rated AAA, AA and A. The residual interest represents a right to cash flows from the underlying collateral pool of loans after these senior bond obligations are satisfied. At December 31, 2002, one class of bonds rated AAA was outstanding totaling $17.6 million. We have the right to call the bonds upon a minimum of ten days notice to the bondholders. Once the bonds are fully repaid, either through the cash flows from the securitized loans or due to us calling the bonds, the remaining loans in the trust will be returned to us as payment on the residual interest. At December 31, 2002, the value of the cash, loans and REO in the trust totaled $86.6 million.

PORTFOLIO ASSET QUALITY

     Portfolio by Grade. We employ a standard grading system for the entire portfolio. Grade 1 is used for those investments from which a capital gain is expected. Grade 2 is used for investments performing in accordance with plan. Grade 3 is used for investments that require closer monitoring; however, no loss of interest or principal is expected. Grade 4 is used for investments that are in workout and for which some loss of current interest is expected, but no loss of principal is expected. Grade 5 is used for investments that are in workout and for which some loss of principal is expected, and the investment is written down to net realizable value.

     At December 31, 2002 and 2001, our portfolio was graded as follows:

	2002		2001
GRADE ($ IN MILLIONS)	PORTFOLIO AT VALUE	PERCENTAGE OF TOTAL PORTFOLIO	PORTFOLIO AT VALUE	PERCENTAGE OF TOTAL PORTFOLIO

1	$801.0	32.1%	$603.3	25.9%
2	1,400.8	56.3	1,553.8	66.7
3	166.0	6.7	79.5	3.4
4	23.6	1.0	44.5	1.9
5	96.8	3.9	48.5	2.1

	$2,488.2	100.0%	$2,329.6	100.0%

     Total Grades 4 and 5 assets as a percentage of the total portfolio at value at December 31, 2002 and 2001, were 4.9% and 4.0%, respectively. Included in Grades 4 and 5 assets at December 31, 2002 and 2001, were assets totaling $24.1 million and $6.6 million, respectively, that are secured by commercial real estate. Grade 4 and 5 assets include loans, debt securities, and equity securities. We expect that a number of portfolio companies will be in the Grades 4 or 5 categories from time to time. Part of the business of private finance is working with troubled portfolio companies to improve their businesses and protect our investment. The number of portfolio companies and related investment amount included in Grades 4 and 5 may fluctuate from period to period. We continue to follow our historical practice of working with a troubled portfolio company in order to recover the maximum amount of our investment, but record unrealized depreciation for the expected amount of the loss when such exposure is identified.

     At December 31, 2002, we saw an increase in Grade 3 assets in this difficult economy. We have been working with a number of portfolio companies that are in the process of restructuring their operations or balance sheets due to changes in the economic environment or other changes in their business, and we have classified investments in these types of situations in Grade 3 because they are close monitoring situations. We may record some depreciation on a Grade 3 investment to reflect any decline in value while the company is in a close monitoring situation; however, we currently do not expect a loss of investment return or principal for these assets.

ALLIED CAPITAL CORPORATION

     Loans and Debt Securities on Non-Accrual Status. Loans and debt securities on non-accrual status for which we have doubt about interest collection and are in workout status are classified as Grade 4 or 5 assets. In addition, we may not accrue interest on loans and debt securities to companies that are more than 50% owned by us from time to time if such companies are in need of additional capital. In these situations we may choose to defer current debt service.

     For the total investment portfolio, workout loans and debt securities (which excludes equity securities that are included in the total Grade 4 and 5 assets above) not accruing interest that were classified in Grade 4 and 5 were $89.1 million at value at December 31, 2002, or 3.6% of the total portfolio. Included in this category at December 31, 2002, were loans of $13.0 million that were secured by commercial real estate. Workout loans and debt securities not accruing interest were $85.0 million at value at December 31, 2001, or 3.6% of the total portfolio, of which $8.9 million was related to portfolio companies in liquidation and $4.1 million represented loans secured by commercial real estate. As of December 31, 2002, $7.6 million representing receivables related to portfolio companies in liquidation were included in other assets. In addition to Grade 4 and 5 assets that are in workout, loans and debt securities to companies that are more than 50% owned by us that were not accruing interest totaled $63.6 million at value at December 31, 2002, and loans and debt securities to companies that are less than 50% owned by us that were not in workout but were not accruing interest totaled $7.2  million and $23.9 million at value at December 31, 2002 and 2001, respectively.

     Loans and Debt Securities Over 90 Days Delinquent. Loans and debt securities greater than 90 days delinquent were $103.1 million at value at December 31, 2002, or 4.1% of the total portfolio. Included in this category were loans valued at $26.0 million that were secured by commercial real estate. Loans and debt securities greater than 90 days delinquent were $39.1 million at value at December 31, 2001, or 1.7% of the total portfolio. Included in this category were loans valued at $14.1 million that were secured by commercial real estate.

     As a provider of long-term privately negotiated investment capital, we may defer payment of principal or interest from time to time. As a result, the amount of the portfolio that is greater than 90 days delinquent or on non-accrual status may vary from quarter to quarter. The nature of our private finance portfolio company relationships frequently provide an opportunity for portfolio companies to amend the terms of payment to us or to restructure their debt and equity capital. During such restructuring, we may not receive or accrue interest or dividend payments. The investment portfolio is priced to provide current returns for shareholders assuming that a portion of the portfolio at any time may not be accruing interest currently. We also price our investments for a total return including interest or dividends plus capital gains from the sale of equity securities. Therefore, the amount of loans greater than 90 days delinquent or on non-accrual status is not necessarily an indication of future principal loss or loss of anticipated investment return. Our portfolio grading system is used as a means to assess loss of investment return or investment principal.

HEDGING ACTIVITIES

     Because we invest in BB+ through B rated CMBS bonds, which were purchased at prices based in part on comparable Treasury rates, we have entered into transactions with financial institutions to hedge against movement in Treasury rates on certain of these CMBS bonds. These transactions involved receiving the proceeds from the sales of borrowed Treasury securities, with the obligations to replenish the borrowed Treasury securities at a later date based on the then current market price, whatever that price may be. Risks in these contracts arise from movements in the value of the borrowed Treasury securities and interest rates and from the possible inability of counterparties to meet the terms of their contracts; we do not anticipate nonperformance by any counterparty.

     The total obligations to replenish borrowed Treasury securities, including accrued interest payable on the obligations, were $197.0 million and $47.3 million at December 31, 2002 and 2001, respectively, which included unrealized depreciation on the obligations of $7.1 million and unrealized appreciation on the obligations of $1.2 million, respectively, due to changes in the yield on the borrowed Treasury securities. The net proceeds related to the sales of the borrowed Treasury securities were $189.3 million and $48.5 million at December 31, 2002 and 2001, respectively. Under the terms of the transactions, we have provided additional cash collateral of $5.4 million at December 31, 2002, for the difference between the net proceeds related to the sales of the borrowed Treasury securities and the obligations to replenish the securities on the weekly settlement date, which is included in deposits of proceeds from sales of borrowed Treasury securities in the accompanying financial statements.

ALLIED CAPITAL CORPORATION

RESULTS OF OPERATIONS

Comparison of the Years Ended December 31, 2002, 2001, and 2000

The following table summarizes our condensed operating results for the years ended December 31, 2002, 2001, and 2000.

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2002	2001	CHANGE	PERCENT CHANGE	2001	2000	CHANGE	PERCENT CHANGE

Interest and Related Portfolio Income
Interest and dividends	$264,042	$240,464	$23,578	10%	$240,464	$182,307	$58,157	32%
Premiums from loan dispositions	2,776	2,504	272	11%	2,504	16,138	(13,634)	(84)%
Fees and other income	43,110	46,142	(3,032)	(7)%	46,142	13,144	32,998	251%

Total interest and related portfolio income	309,928	289,110	20,818	7%	289,110	211,589	77,521	37%

Expenses
Interest	70,443	65,104	5,339	8%	65,104	57,412	7,692	13%
Employee(1)	33,126	29,656	3,470	12%	29,656	26,025	3,631	14%
Administrative(1)	21,504	15,299	6,205	41%	15,299	15,435	(136)	(1)%

Total operating expenses	125,073	110,059	15,014	14%	110,059	98,872	11,187	11%

Net investment income before income taxes and net realized and unrealized gains	184,855	179,051	5,804	3%	179,051	112,717	66,334	59%
Income tax expense (benefit)	930	(412)	1,342	(326)%	(412)	—	(412)	—

Net investment income before net realized and unrealized gains	183,925	179,463	4,462	2%	179,463	112,717	66,746	59%

Net Realized and Unrealized Gains
Net realized gains	44,937	661	44,276	*	661	15,523	(14,862)	*
Net unrealized gains (losses)	(571)	20,603	(21,174)	*	20,603	14,861	5,742	*

Total net realized and unrealized gains	44,366	21,264	23,102	*	21,264	30,384	(9,120)	*

Net income	$228,291	$200,727	$27,564	14%	$200,727	$143,101	$57,626	40%

Diluted earnings per common share	$2.20	$2.16	$0.04	2%	$2.16	$1.94	$0.22	11%

Weighted average common shares outstanding—diluted	103,574	93,003	10,571	11%	93,003	73,472	19,531	27%

•	Net realized and net unrealized gains and losses can fluctuate significantly from year to year. As a result, annual comparisons of net realized and net unrealized gains and losses may not be meaningful.
(1)	Employee and administrative expenses for the year ended December 31, 2002, include costs associated with the closing of our German office of $0.5 million and $2.5 million, respectively, for a total of $3.0 million, or $0.03 per common share.

ALLIED CAPITAL CORPORATION

     Net income results from total interest and related portfolio income earned, less total expenses incurred in our operations, plus or minus net realized and unrealized gains (losses).

     Total Interest and Related Portfolio Income. Total interest and related portfolio income includes interest and dividend income, premiums from loan dispositions, and fees and other income.

     The increase in interest and dividend income earned resulted primarily from the growth of our investment portfolio and the dividends earned on certain equity securities. The level of interest income is directly related to the balance of the interest-bearing investment portfolio multiplied by the weighted average yield. The weighted average yield varies from period to period based on the current stated interest rate earned on interest-bearing investments and the amount of loans and debt securities for which interest is not accruing. Our interest-bearing investments in the portfolio increased by 2.9% to $1,896.2 million at December 31, 2002, from $1,842.4 million at December 31, 2001, and increased by 25.2% during 2001 from $1,471.8 million at December 31, 2000. The weighted average yield on the interest-bearing investments in the portfolio at December 31, 2002, 2001, and 2000, was as follows:

     Included in premiums from loan dispositions are prepayment premiums of $2.8 million, $2.0 million, and $2.8 million for the years ended December 31, 2002, 2001, and 2000, respectively. While the scheduled maturities of private finance and commercial real estate loans range from five to ten years, it is not unusual for our borrowers to refinance or pay off their debts to us ahead of schedule. Because we seek to finance primarily seasoned, performing companies, such companies at times can secure lower cost financing as their balance sheets strengthen or as more favorable interest rates become available, or a company may enter into a transaction that triggers the early repayment of their debt to us. Therefore, we generally structure our loans to require a prepayment premium for the first three to five years of the loan. Premiums from loan dispositions for the year ended December 31, 2000, included premiums from loan sales of $13.3 million primarily due to the loan sale activities of our small business lending operation prior to its merger with BLX at the end of 2000.

     Fees and other income primarily include fees related to financial structuring, diligence, transaction services, management services to portfolio companies, guaranty, and other advisory services. As a business development company, we are required to make significant managerial assistance available to the companies in our investment portfolio. Managerial assistance includes management and consulting services including, but not limited to, information technology, web site development, marketing, human resources, personnel recruiting, board recruiting, corporate governance, and risk management.

     Fees and other income for the year ended December 31, 2002, included fees of $15.0 million related to structuring and diligence, fees of $4.4 million related to transaction services provided to portfolio companies, and fees of $23.2 million related to management services provided to portfolio companies, other advisory services, and guaranty fees. Fees and other income for the years ended December 31, 2001 and 2000, included structuring and diligence fees of $15.5 million and $6.0 million, respectively, and management services, other advisory services and guaranty fees of $13.1 million and $3.1 million, respectively. For the year ended December 31, 2001, fees and other income also included $16.6 million related to transaction services provided to portfolio companies. Fees and other income are generally related to specific transactions or services, and, therefore, may vary substantially from period to period. Points or loan origination fees that represent yield enhancement on a loan are capitalized and amortized into interest income over the life of the loan.

     BLX and Hillman are our most significant portfolio investments and together represented 15.6% of our total assets at December 31, 2002. Total interest and related portfolio income earned from these investments for the years ended December 31, 2002, 2001, and 2000, were $49.5 million, $39.6 million, and $2.7 million, respectively. In July 2002, we sold WyoTech Acquisition Corporation, which was a significant portfolio investment during 2002, 2001, and 2000. Total interest and related portfolio income earned on this investment for the years ended December 31, 2002, 2001, and 2000 was $3.6 million, $5.5 million, and $2.4 million, respectively.

ALLIED CAPITAL CORPORATION

     Operating Expenses. Operating expenses include interest, employee, and administrative expenses. Our single largest expense is interest on our indebtedness. The fluctuations in interest expense during the years ended December 31, 2002, 2001, and 2000, are attributable to changes in the level of our borrowings under various notes payable and debentures and our revolving credit facility. Our borrowing activity and weighted average interest cost, including fees and closing costs, at and for the years ended December 31, 2002, 2001, and 2000, were as follows:

($ IN MILLIONS)	2002	2001	2000

Total Outstanding Debt	$998.5	$1,020.8	$786.6
Average Outstanding Debt	$938.1	$847.1	$707.4
Weighted Average Interest Cost	6.9%	7.0%	8.3%
BDC Asset Coverage*	270%	245%	245%

*	As a business development company, we are generally required to maintain a minimum ratio of 200% of total assets to total borrowings.

     Employee expenses include salaries and employee benefits. The change in employee expense reflects the effect of wage increases and the change in mix of employees given their area of responsibility and relevant experience level. Total employees were 105, 97, and 97 at December 31, 2002, 2001, and 2000, respectively.

     Administrative expenses include the leases for our headquarters in Washington, DC, and our regional offices, travel costs, stock record expenses, directors’ fees, legal and accounting fees, insurance premiums, and various other expenses. The increase in administrative expenses as compared to the year ended December 31, 2001, includes approximately $1.6 million from legal, consulting, and other fees, including costs incurred to defend against class action lawsuits alleging violations of securities laws and to respond to market activity in our stock. Administrative expenses also increased by approximately $0.9 million due to increased costs for corporate liability insurance, $0.7 million due to travel costs, including corporate aircraft depreciation, and $0.7 million due to outsourced technology assistance.

     During the fourth quarter of 2002, we closed our office in Frankfurt, Germany, due to difficulty in finding attractive investment opportunities in Germany. In conjunction with this, we incurred employee and administrative costs of $0.5 million and $2.5 million, respectively, which reduced our net income for the year ended December 31, 2002, by a total of $3.0 million, or $0.03 per share.

     Realized Gains and Losses. Net realized gains result from the sale of equity securities associated with certain private finance investments, the sale of CMBS bonds, and the realization of unamortized discount resulting from the sale and early repayment of private finance loans and commercial mortgage loans, offset by losses on investments. Net realized gains and losses for the years ended December 31, 2002, 2001, and 2000, were as follows:

($ IN MILLIONS)	2002	2001	2000

Realized Gains	$95.5	$10.1	$28.6
Realized Losses	(50.6)	(9.4)	(13.1)

Net Realized Gains	$44.9	$0.7	$15.5

     Realized gains and losses for the year ended December 31, 2002, resulted from various private finance and commercial real estate finance transactions. Realized gains for the year ended December 31, 2002, primarily resulted from transactions involving eight private finance portfolio companies, including WyoTech Acquisition Corporation ($60.8 million), Aurora Communications, LLC ($4.9 million), Oriental Trading Company, Inc. ($2.5 million), Kirkland’s, Inc. ($2.2 million), American Home Care Supply, LLC ($1.3 million), Autania AG ($0.8 million), FTI Consulting, Inc. ($0.7 million), and Cumulus Media, Inc. ($0.5 million). In addition, gains were also realized on CMBS bonds ($19.1 million, net of a realized loss of $0.5 million from a hedge related to the CMBS bonds sold), and one commercial real estate investment ($1.3 million). For the years ended December 31, 2002, 2001, and 2000, we reversed previously recorded unrealized appreciation totaling $78.8 million, $6.5 million, and $7.5 million, respectively, when gains were realized.

     The most significant gain realized in 2002 was from the sale of WyoTech Acquisition Corporation. We acquired WyoTech in December of 1998 and owned 91% of the common equity of WyoTech. On July 1, 2002, WyoTech was sold for $84.4 million. At June 30, 2002, our investment had a cost basis of $16.4 million, which represented all of the debt ($12.6 million), preferred stock ($3.7 million) and 91% of the common equity capital ($0.1 million) of WyoTech. Our total proceeds from the sale of WyoTech, including the repayment of debt and preferred stock and the sale of our common equity ownership, were $77.2 million. We recognized a realized gain of $60.8 million on the transaction. The sale of WyoTech is subject to post-closing working capital adjustments, if any, and customary indemnification provisions.

ALLIED CAPITAL CORPORATION

     Realized losses for the year ended December 31, 2002, primarily resulted from transactions involving eleven private finance portfolio companies, including Velocita, Inc. ($16.0 million), Schwinn Holdings Corporation ($7.9 million), Convenience Corporation of America ($5.8 million), Startec Global Communications Corporation ($4.5 million), The Loewen Group, Inc. ($2.7 million), Monitoring Solutions, Inc. ($1.7 million), Most Confiserie ($1.0 million), NetCare AG ($1.0 million), iSolve Incorporated ($0.9 million), Sure-Tel, Inc. ($0.5 million), and Soff-Cut Holdings, Inc. ($0.5 million), and also from nine commercial real estate investments ($4.7 million). For the years ended December 31, 2002, 2001, and 2000, we reversed previously recorded unrealized depreciation totaling $49.0 million, $8.9 million, and $12.0 million, respectively, when losses were realized.

     Unrealized Gains and Losses. We determine the value of each investment in our portfolio on a quarterly basis, and changes in value result in unrealized gains or losses being recognized. At December 31, 2002, approximately 89% of our total assets represented portfolio investments recorded at fair value. Value, as defined in Section 2(a)(41) of the Investment Company Act of 1940, is (i) the market price for those securities for which a market quotation is readily available and (ii) for all other securities and assets, fair value is as determined in good faith by the board of directors. Since there is typically no readily ascertainable market value for the investments in our portfolio, we value substantially all of our portfolio investments at fair value as determined in good faith by the board of directors pursuant to a valuation policy and a consistently applied valuation process. Because of the inherent uncertainty of determining the fair value of investments that do not have a readily ascertainable market value, the fair value of our investments determined in good faith by the board of directors may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

     There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. Unlike banks, we are not permitted to provide a general reserve for anticipated loan losses. Instead, we are required to specifically value each individual investment on a quarterly basis. We will record unrealized depreciation on investments when we believe that an investment has become impaired, including where collection of a loan or realization of an equity security is doubtful, or when the enterprise value of the company does not currently support the cost of our debt or equity investment. Conversely, we will record unrealized appreciation if we believe that the underlying portfolio company has appreciated in value and, therefore, our equity security has also appreciated in value. Changes in fair value are recorded in the statement of operations as unrealized gains and losses.

     As a business development company, we invest in illiquid securities including debt and equity securities of primarily private companies and non-investment grade CMBS. The structure of each private finance debt and equity security is specifically negotiated to enable us to protect our investment and maximize our returns. We include many terms governing interest rate, repayment terms, prepayment penalties, financial covenants, operating covenants, ownership parameters, dilution parameters, liquidation preferences, voting rights, and put or call rights. Our investments are generally subject to restrictions on resale and generally have no established trading market. Because of the type of investments that we make and the nature of our business, our valuation process requires an analysis of various factors. Our fair value methodology includes the examination of, among other things, the underlying investment performance, financial condition, and market changing events that impact valuation.

     Valuation Methodology—Private Finance. Our process for determining the fair value of a private finance investment begins with determining the enterprise value of the portfolio company. The fair value of our investment is based on the enterprise value at which the portfolio company could be sold in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. The liquidity event whereby we exit a private finance investment is generally the sale, the recapitalization or, in some cases, the initial public offering of the portfolio company.

     There is no one methodology to determine enterprise value and, in fact, for any one portfolio company, enterprise value is best expressed as a range of fair values, from which we derive a single estimate of enterprise value. To determine the enterprise value of a portfolio company, we analyze its historical and projected financial results. We generally require portfolio companies to provide annual audited and monthly unaudited financial statements, as well as annual projections for the upcoming fiscal year. Typically in the private equity business, companies are bought and sold based on multiples of EBITDA, cash flow, net income, revenues or, in limited instances, book value. The private equity industry uses financial measures such as EBITDA or EBITDAM (Earnings Before Interest, Taxes, Depreciation, Amortization and, in some instances, Management fees) in order to assess a portfolio company’s financial performance and to value a portfolio company. EBITDA and EBITDAM are not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States of America and such information should not be considered as an alternative to net income, cash flow from operations, or any other measure of performance prescribed by accounting principles generally accepted in the United States of America. When using EBITDA to determine enterprise value, we may adjust EBITDA for non-recurring items. Such adjustments are intended to normalize EBITDA to reflect the portfolio company’s earnings power. Adjustments to EBITDA may include compensation to previous owners, acquisition, recapitalization, or restructuring related items or one-time non-recurring income or expense items.

ALLIED CAPITAL CORPORATION

     In determining a multiple to use for valuation purposes, we look to private merger and acquisition statistics, discounted public trading multiples or industry practices. In estimating a reasonable multiple, we consider not only the fact that our portfolio company may be a private company relative to a peer group of public comparables, but we also consider the size and scope of our portfolio company and its specific strengths and weaknesses. In some cases, the best valuation methodology may be a discounted cash flow analysis based on future projections. If a portfolio company is distressed, a liquidation analysis may provide the best indication of enterprise value.

     If there is adequate enterprise value to support the repayment of our debt, the fair value of our loan or debt security normally corresponds to cost unless the borrower’s condition or other factors lead to a determination of fair value at a different amount. The fair value of equity interests in portfolio companies are determined based on various factors, including the enterprise value remaining for equity holders after the repayment of the portfolio company’s debt and other pertinent factors such as recent offers to purchase a portfolio company’s equity interest or other potential liquidity events. The determined equity values are generally discounted when we have a minority position, restrictions on resale, specific concerns about the receptivity of the capital markets to a specific company at a certain time, or other factors.

     Valuation Methodology—CMBS Bonds. CMBS bonds are carried at fair value, which is based on a discounted cash flow model, which utilizes prepayment and loss assumptions based on historical experience and projected performance, economic factors, the characteristics of the underlying cash flow and comparable market yields for similar CMBS bonds. Our assumption with regard to discount rate is based on the yield of comparable securities. We recognize income from the amortization of original issue discount using the effective interest method, using the anticipated yield over the projected life of the investment. Yields are revised when there are changes in estimates of future credit losses, actual losses incurred, or actual and estimated prepayment speeds. Changes in estimated yield are recognized as an adjustment to the estimated yield over the remaining life of the CMBS bonds from the date the estimated yield is changed. We recognize unrealized appreciation or depreciation on our CMBS bonds as comparable yields in the market change and based on changes in estimated cash flows resulting from changes in prepayment or loss assumptions in the underlying collateral pool.

     For the portfolio, net unrealized gains (losses) for the years ended December 31, 2002, 2001, and 2000, were as follows:

($ IN MILLIONS)	2002	2001	2000

Unrealized gains:
Unrealized gains	$215.0	$88.0	$29.2
Reversal of previously recorded unrealized depreciation associated with realized losses	49.0	8.9	12.0

Total unrealized gains	$264.0	$96.9	$41.2

Unrealized losses:
Unrealized losses	$(185.8)	$(69.8)	$(18.8)
Reversal of previously recorded unrealized appreciation associated with realized gains	(78.8)	(6.5)	(7.5)

Total unrealized losses	$(264.6)	$(76.3)	$(26.3)

Net unrealized gains (losses)	$(0.6)	$20.6	$14.9

     Unrealized gains associated with changes in the value of investments in our portfolio of $215.0 million for the year ended December 31, 2002, resulted from the recording of new or additional unrealized appreciation of $214.6 million and the reversal of previously recorded unrealized depreciation of $0.4 million. Unrealized appreciation for the year resulted primarily from the increase in the value of our investments in The Hillman Companies, Inc. ($87.8 million), Business Loan Express, Inc. ($19.9 million), CMBS bonds ($29.6 million, net of an unrealized loss of $8.2 million from a hedge related to the CMBS bonds), WyoTech Acquisition Corporation ($16.6 million), Blue Rhino Corporation ($16.6 million), CorrFlex Graphics LLC ($13.8 million), Kirkland’s, Inc. ($5.8 million), CyberRep ($4.9 million), Morton Grove Pharmaceuticals, Inc. ($4.4 million), and Oriental Trading Company, Inc. ($4.3 million).

     The most significant components of unrealized gains resulted from our investments in Hillman, BLX, and CMBS bonds. The following is a simplified summary of the methodology that we used to determine the fair value of these investments.

ALLIED CAPITAL CORPORATION

     The Hillman Companies, Inc. Hillman achieved several milestones in 2002, including the completion of two acquisitions, the reduction of excess corporate overhead, and significant improvements to its operating structure. In performing our valuation analysis of Hillman at December 31, 2002, we quantified the impact of these milestones in order to determine normalized EBITDAM of approximately $58.5 million.

     We believe the current enterprise value for Hillman is approximately $409.5 million, or 7.0 times 2002 normalized EBITDAM of $58.5 million. The multiple was determined by obtaining a range of multiples representing the multiple of enterprise value to EBITDA for comparable public companies and the multiple of enterprise value to EBITDA for acquisition transactions involving companies in Hillman’s peer group. From this market comparable analysis, we selected a 7.0 times multiple for our valuation. Using an enterprise value of $409.5 million, the value of our equity investment in Hillman is approximately $138.4 million, or $87.8 million greater than our cost basis of $50.6 million.

     Business Loan Express, Inc. To determine the value of our investment in BLX at December 31, 2002, we performed four separate valuation analyses to determine its enterprise value: (1) analysis of comparable public company trading multiples, (2) analysis of BLX’s value assuming an initial public offering, (3) analysis of merger and acquisition transactions for financial services companies, and (4) a discounted dividend analysis. The range of enterprise values resulting from these analyses was between $366 million and $504 million. We used an enterprise value of $373 million to value our equity investment in BLX. This enterprise value is based on a pro forma equity value of 7.4 times trailing pro forma BLX net income adjusted for certain capital structure changes that would likely occur should the company be sold. Given an enterprise value of $373 million, the equity value for our common stock investment has a value of $140.0 million. The common equity value of $140.0 million at December 31, 2002, increased by $19.9 million over the equity value of $120.1 million at December 31, 2001, resulting in an unrealized gain of $19.9 million during 2002. Our investment at fair value of $256.8 million at December 31, 2002, represents a multiple of 1.7 times our share of BLX’s junior capital at December 31, 2002.

     CMBS Bonds. We recorded a net unrealized gain on our CMBS bond portfolio of $37.8 million for 2002. We determined the fair value of our CMBS bond portfolio using a discounted cash flow model based upon (i) the current performance of the underlying collateral loans, which utilizes prepayment and loss assumptions based upon historical and projected experience, economic factors and the characteristics of the underlying cash flow, and (ii) current market yields for comparable CMBS bonds, based on comparable Treasury rates and market spreads. In addition, we recorded an unrealized loss of $8.2 million from a hedge related to the CMBS bonds. For 2002, the net unrealized gain on the CMBS bond portfolio, net of the unrealized loss from the related hedge, was $29.6 million.

     Given that market yields fluctuate, it is possible that there may be future adjustments to the fair value of the CMBS bonds. As a result, we have not classified the appreciated CMBS bonds as Grade 1 assets at December 31, 2002, since they may not result in any future capital gain. Therefore, CMBS bonds remain in Grade 2.

     Unrealized losses associated with the changes in the value of investments in our portfolio totaled $185.8 million for the year ended December 31, 2002, and resulted from the recording of new or additional unrealized depreciation of $178.4 million and the reversal of previously recorded unrealized appreciation of $7.4 million.

     We experienced a significant level of new or additional unrealized depreciation in the portfolio during 2002, largely due to a struggling U.S. economy and continued deterioration in the technology, broadcasting and cable, and telecommunications sectors. Total unrealized losses on Grade 4 and Grade 5 investments related to the technology, broadcasting and cable, and telecommunications sectors were $64.2 million in 2002. In addition to investments in these industries, we also recorded $87.7 million in unrealized losses on other investments in workout status included in our Grade 4 and Grade 5 investments. We also recorded $21.4 million in unrealized losses related to Grade 3 investments where we do not currently expect any loss of principal or interest over time, but where we believe the enterprise value of a portfolio company has decreased such that our investment on a current sale basis has also decreased.

OTHER MATTERS

Per Share Amounts. All per share amounts included in Management’s Discussion and Analysis of Financial Condition and Results of Operations section have been computed using the weighted average shares used to compute diluted earnings per share, which were 103.6 million, 93.0 million, and 73.5 million for the years ended December 31, 2002, 2001, and 2000, respectively.

     Regulated Investment Company Status. We have elected to be taxed as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986. As long as we qualify as a regulated investment company, we are not taxed on our investment company taxable income or realized capital gains, to the extent that such taxable income or gains are distributed, or deemed to be distributed, to shareholders on a timely basis. Annual tax distributions generally differ from net income for the fiscal year due to temporary and permanent timing differences in the recognition of income and expenses, returns of capital and net unrealized appreciation or depreciation, which are not included in taxable income.

     In order to maintain our status as a regulated investment company, we must, in general, (1) continue to qualify as a business development company; (2) derive at least 90% of our gross income from dividends, interest, gains from the sale of securities and other specified types of income; (3) meet investment diversification requirements as defined in the Internal Revenue Code; and (4) distribute annually to shareholders at least 90% of our investment company taxable income as defined in the Internal Revenue Code. We intend to take all steps necessary to continue to qualify as a regulated investment company. However, there can be no assurance that we will continue to qualify for such treatment in future years.

ALLIED CAPITAL CORPORATION

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Cash and Cash Equivalents. At December 31, 2002, we had $11.2 million in cash and cash equivalents. We invest otherwise uninvested cash in U.S. government- or agency-issued or guaranteed securities that are backed by the full faith and credit of the United States, or in high quality, short-term repurchase agreements fully collateralized by such securities. Our objective is to manage to a low cash balance and fund new originations with our revolving line of credit.

     Debt and Other Commitments. We had outstanding debt at December 31, 2002, as follows:

($ IN MILLIONS)	FACILITY AMOUNT	AMOUNT OUTSTANDING	ANNUAL INTEREST COST(1)

Notes payable and debentures:
Unsecured long-term notes	$694.0	$694.0		7.7%
Small Business Administration debentures	101.8	94.5		8.2%
Overseas Private Investment Corporation loan	5.7	5.7		6.6%

Total notes payable and debentures	$801.5	$794.2		7.8%
Revolving line of credit	527.5	204.3	3.7	%(2)

Total debt	$1,329.0	$998.5		6.9%

(1)	The annual interest cost on notes payable and debentures includes the cost of commitment fees and other facility fees that are recognized into interest expense over the contractual life of the respective borrowings.
(2)	The current interest rate payable on the revolving line of credit was 2.7% at December 31, 2002, which excludes the annual cost of commitment fees and other facility fees of $2.0 million.

     Unsecured Long-Term Notes. We have issued long-term debt to institutional lenders, primarily insurance companies. The notes have five- or seven-year maturities, with maturity dates beginning in 2003. The notes require payment of interest only semi-annually, and all principal is due upon maturity.

     Small Business Administration Debentures. We, through our small business investment company subsidiary, have debentures payable to the Small Business Administration with contractual maturities of ten years. The notes require payment of interest only semi-annually, and all principal is due upon maturity. Under the small business investment company program, we may borrow up to $113.4 million from the Small Business Administration. At December 31, 2002, the Small Business Administration has a commitment to lend up to an additional $7.3 million above the current amount outstanding. The commitment expires on September 30, 2005.

     Revolving Line of Credit. As of December 31, 2002, we have a $527.5 million unsecured revolving line of credit that expires in August 2003, with the right to extend the maturity for one additional year at our sole option under substantially similar terms. This facility was increased by $30.0 million during 2002 from $497.5 million at December 31, 2001, and may be further expanded up to $600 million. As of December 31, 2002, $318.0 million remains unused and available, net of amounts committed for standby letters of credit of $5.3 million issued under the credit facility. The credit facility bears interest at a rate equal to (i) the one-month LIBOR plus 1.25%, (ii) the Bank of America, N.A. prime rate, or (iii) the Federal Funds rate plus 0.50% at our option. The credit facility requires monthly payments of interest, and all principal is due upon maturity.

     We have various financial and operating covenants required by the revolving line of credit and the notes payable and debentures. These covenants require us to maintain certain financial ratios, including debt to equity and interest coverage, and a minimum net worth. Our credit facilities limit our ability to declare dividends if we default under certain provisions. As of December 31, 2002, we were in compliance with these covenants.

     Auction Rate Reset Note. We repaid a $75.0 million Auction Rate Reset Note Series A in December 2002. We have entered into an agreement with the placement agent of this note to serve as the placement agent on a future offering of $75.0 million of debt, equity or other securities in one or more public or private transactions. If we do not conduct a capital raise, we will incur additional expenses of approximately $3.2 million.

ALLIED CAPITAL CORPORATION

     The following table shows our significant contractual obligations as of December 31, 2002.

			PAYMENTS DUE BY YEAR
($ IN MILLIONS)	TOTAL	2003	2004	2005	2006	2007	AFTER 2007

Notes payable and debentures:
Unsecured long-term notes	$694.0	$140.0	$214.0	$165.0	$175.0	$—	$—
Small Business Administration debentures	94.5	—	7.0	14.0	—	—	73.5
Overseas Private Investment Corporation loan	5.7	—	—	—	5.7	—	—
Revolving line of credit(1)	204.3	—	204.3	—	—	—	—
Operating Leases	21.0	2.6	2.7	2.7	2.6	2.5	7.9

Total contractual obligations	$1,019.5	$142.6	$428.0	$181.7	$183.3	$2.5	$81.4

(1)	The revolving line of credit expires in August 2003 and may be extended under substantially similar terms for one additional year at our sole option. We assume that we would exercise our option to extend the revolving line of credit resulting in an assumed maturity of August 2004. At December 31, 2002, $318.0 million remains unused and available, net of amounts committed for standby letters of credit of $5.3 million issued under the credit facility.

     The following table shows our contractual commitments that may have the effect of creating, increasing, or accelerating our liabilities as of December 31, 2002.

			AMOUNT OF COMMITMENT EXPIRATION PER YEAR
($ IN MILLIONS)	TOTAL	2003	2004	2005	2006	2007	AFTER 2007

Standby letters of credit	$11.3	$—	$5.3	$—	$—	$—	$6.0
Guarantees	54.6	1.7	52.4	0.3	0.1	0.1	—

Total commitments	$65.9	$1.7	$57.7	$0.3	$0.1	$0.1	$6.0

     Equity Capital and Dividends. Because we are a regulated investment company, we distribute our income and require external capital for growth. Because we are a business development company, we are limited in the amount of debt capital we may use to fund our growth, since we are generally required to maintain a minimum ratio of 200% of total assets to total borrowings, or approximately a 1 to 1 debt to equity ratio.

     To support our growth during the year ended December 31, 2002, we raised $172.8 million in new equity capital, including $86.5 million raised through a non-transferable rights offering. During 2001, we raised $286.9 million in new equity capital through the sale of shares from our shelf registration statement. We issue equity from time to time when we have attractive investment opportunities. In addition, we raised $6.3 million in new equity capital through the issuance of shares through our dividend reinvestment plan during both of the years ended December 31, 2002 and 2001. During the year ended December 31, 2002, total shareholders’ equity had increased $193.9 million to $1,546.1 million.

     Our board of directors reviews the dividend rate quarterly, and may adjust the quarterly dividend throughout the year. For the first, second, third, and fourth quarters of 2002, the board of directors declared a dividend of $0.53, $0.55, $0.56, and $0.56 per common share, respectively. An extra cash dividend of $0.03 per share was declared during 2002 and was paid to shareholders on January 9, 2003. For the first quarter of 2003, the board of directors has declared a dividend of $0.57 per common share. Dividends are paid based on our taxable income, which includes our taxable interest and fee income as well as taxable net realized capital gains. Our board of directors evaluates whether to retain or distribute capital gains on an annual basis. Our dividend policy allows us to continue to distribute capital gains, but will also allow us to retain gains to support future growth.

     Liquidity and Capital Resources. We plan to maintain a strategy of financing our business and related debt maturities with cash from operations, through borrowings under short- or long-term credit facilities or other debt securities, through asset sales, or through the sale or issuance of new equity capital. We currently anticipate an increased level of new investment activity during 2003 given the level of prospective investments currently under review. Although there can be no assurance that we will secure these new investments, we plan to raise new debt and equity capital as appropriate to fund investment growth prospectively.

     Cash flow provided by operating activities adding back new portfolio investments for the year ended December 31, 2002, was $571.7 million and dividends paid to shareholders for 2002 were $229.9 million. Cash flow provided by operating activities adding back new portfolio investments for the year ended December 31, 2001, was $330.8 million and dividends paid to shareholders for 2001 were $186.2 million. Cash flow from operations before new investments has historically been sufficient to finance our operations.

     We maintain a matched-funding philosophy that focuses on matching the estimated maturities of our loan and investment portfolio to the estimated maturities of our borrowings. We use our short-term credit facilities as a means to bridge to long-term financing, which may or may not result in temporary differences in the matching of estimated maturities. We evaluate our interest rate exposure on an ongoing basis. To the extent deemed necessary, we may hedge variable and short-term interest rate exposure through interest rate swaps or other techniques.

     At December 31, 2002, our debt to equity ratio was 0.65 to 1 and our weighted average cost of funds was 6.9%. Availability on the revolving line of credit, net of amounts committed for standby letters of credit issued under the line of credit facility, was $318.0 million on December 31, 2002. We believe that we have access to capital sufficient to fund our ongoing investment and operating activities.

ALLIED CAPITAL CORPORATION

CRITICAL ACCOUNTING POLICIES

The consolidated financial statements are based on the selection and application of critical accounting policies, which require management to make significant estimates and assumptions. Critical accounting policies are those that are both important to the presentation of our financial condition and results of operations and require management’s most difficult, complex, or subjective judgments. Our critical accounting policies are those applicable to the valuation of investments and certain revenue recognition matters as discussed below.

     Valuation of Portfolio Investments. As a business development company, we invest in illiquid securities including debt and equity securities of primarily private companies and non-investment grade CMBS. Our investments are generally subject to restrictions on resale and generally have no established trading market. We value substantially all of our investments at fair value as determined in good faith by the board of directors in accordance with our valuation policy. We determine fair value to be the amount for which an investment could be exchanged in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. Our valuation policy considers the fact that no ready market exists for substantially all of the securities in which we invest. Our valuation policy is intended to provide a consistent basis for determining the fair value of the portfolio. We will record unrealized depreciation on investments when we believe that an investment has become impaired, including where collection of a loan or realization of an equity security is doubtful, or when the enterprise value of the company does not currently support the cost of our debt or equity investments. Conversely, we will record unrealized appreciation if we believe that the underlying portfolio company has appreciated in value and, therefore, our equity security has also appreciated in value. The value of investments in public securities are determined using quoted market prices discounted for restrictions on resale.

     Loans and Debt Securities. For loans and debt securities, fair value generally approximates cost unless the borrower’s enterprise value or overall financial condition or other factors lead to a determination of fair value at a different amount.

     When we receive nominal cost warrants or free equity securities (“nominal cost equity”), we allocate our cost basis in our investment between debt securities and nominal cost equity at the time of origination. At that time, the original issue discount basis of the nominal cost equity is recorded by increasing the cost basis in the equity and decreasing the cost basis in the related debt securities.

     Interest income is recorded on an accrual basis to the extent that such amounts are expected to be collected. For loans and debt securities with contractual payment-in-kind interest, which represents contractual interest accrued and added to the loan balance that generally becomes due at maturity, we will not accrue payment-in-kind interest if the portfolio company valuation indicates that the payment-in-kind interest is not collectible. Interest on loans and debt securities is not accrued if we have doubt about interest collection. Loans in workout status classified as Grade 4 or Grade 5 assets do not accrue interest. In addition, interest may not accrue on loans or debt securities to portfolio companies that are more than 50% owned by us if such companies are in need of additional capital. Loan origination fees, original issue discount, and market discount are capitalized and then amortized into interest income using the effective interest method. Prepayment premiums are recorded on loans when received.

      The weighted average yield on loans and debt securities is computed as the (a) annual stated interest rate earned plus the annual amortization of loan origination fees, original issue discount, and market discount earned on accruing loans and debt securities, divided by (b) total loans and debt securities at value. The weighted average yield is computed as of the balance sheet date.

     Equity Securities. Our equity interests in portfolio companies for which there is no liquid public market are valued at fair value based on the enterprise value of the portfolio company, which is determined using various factors, including cash flow from operations of the portfolio company and other pertinent factors, such as recent offers to purchase a portfolio company’s securities or other liquidation events. The determined fair values are generally discounted to account for restrictions on resale and minority ownership positions.

     The value of our equity interests in public companies for which market quotations are readily available is based upon the closing public market price on the balance sheet date. Securities that carry certain restrictions on sale are typically valued at a discount from the public market value of the security.

     Dividend income is recorded on preferred equity securities on an accrual basis to the extent that such amounts are expected to be collected and on common equity securities on the record date for private companies or on the ex-dividend date for publicly traded companies.

ALLIED CAPITAL CORPORATION

     Commercial Mortgage-Backed Securities (“CMBS”). CMBS bonds are carried at fair value, which is based upon a discounted cash flow model that utilizes prepayment and loss assumptions based upon historical experience and projected performance, economic factors, the characteristics of the underlying cash flow and comparable market yields for similar CMBS bonds. Our assumption with regard to discount rate for determining fair value is based on the yield of comparable securities. We recognize income from the amortization of original issue discount using the effective interest method, using the anticipated yield over the projected life of the investment. Yields are revised when there are changes in estimates of future credit losses, actual losses incurred, or actual and estimated prepayment speeds. Changes in estimated yield are recognized as an adjustment to the estimated yield over the remaining life of the CMBS bonds from the date the estimated yield is changed. We recognize unrealized appreciation or depreciation on our CMBS bonds as comparable yields in the market change and based on changes in estimated cash flows resulting from changes in prepayment or loss assumptions in the underlying collateral pool.

     Residual Interest. We value our residual interest from a previous securitization and recognize income using the same accounting policies used for the CMBS bonds . The residual interest is carried at fair value based on discounted estimated future cash flows. We recognize income from the residual interest using the effective interest method. At each reporting date, the effective yield is recalculated and used to recognize income until the next reporting date.

     Net Realized and Unrealized Gains or Losses. Realized gains or losses are measured by the difference between the net proceeds from the sale and the cost basis of the investment without regard to unrealized gains or losses previously recognized, and include investments charged off during the year, net of recoveries. Unrealized gains or losses reflect the change in portfolio investment values during the reporting period.

     Fee Income. Fee income includes fees for diligence, structuring, transaction services, management services, and investment advisory services rendered by us to portfolio companies and other third parties. Diligence, structuring, and transaction services fees are generally recognized as income when services are rendered or when the related transactions are completed. Management and investment advisory services fees are generally recognized as income as the services are rendered.

RISK FACTORS

Investing in Allied Capital involves a number of significant risks relating to our business and investment objective. As a result, there can be no assurance that we will achieve our investment objective.

     Investing in private companies involves a high degree of risk. Our portfolio consists of primarily long-term loans to and investments in private companies. Investments in private businesses involve a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative. There is generally no publicly available information about the companies in which we invest, and we rely significantly on the diligence of our employees and agents to obtain information in connection with our investment decisions. In addition, some smaller businesses have narrower product lines and market shares than their competition and may be more vulnerable to customer preferences, market conditions, or economic downturns, which may adversely affect the return on, or the recovery of, our investment in such businesses.

     Our portfolio of investments is illiquid. We generally acquire our investments directly from the issuer in privately negotiated transactions. The majority of the investments in our portfolio are typically subject to restrictions on resale or otherwise have no established trading market. We typically exit our investments when the portfolio company has a liquidity event such as a sale, recapitalization or initial public offering of the company. The illiquidity of our investments may adversely affect our ability to dispose of debt and equity securities at times when it may be otherwise advantageous for us to liquidate such investments. In addition, if we were forced to immediately liquidate some or all of the investments in the portfolio, the proceeds of such liquidation would be significantly less than the current value of such investments.

     Substantially all of our portfolio investments are recorded at fair value as determined in good faith by our board of directors and, as a result, there is uncertainty regarding the value of our portfolio investments. At December 31, 2002, approximately 89% of our total assets represented portfolio investments recorded at fair value. Pursuant to the requirements of the 1940 Act, we value substantially all of our investments at fair value as determined in good faith by our board of directors on a quarterly basis. Since there is typically no readily ascertainable market value for the investments in our portfolio, our board of directors determines in good faith the fair value of these investments pursuant to a valuation policy and a consistently applied valuation process.

ALLIED CAPITAL CORPORATION

     There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. Unlike banks, we are not permitted to provide a general reserve for anticipated loan losses; we are instead required by the 1940 Act to specifically value each individual investment on a quarterly basis and record unrealized depreciation for an investment that we believe has become impaired, including where collection of a loan or realization of an equity security is doubtful, or when the enterprise value of the company does not currently support the cost of our debt or equity investment. Conversely, we will record unrealized appreciation if we believe that the underlying portfolio company has appreciated in value and, therefore, our equity security has also appreciated in value. Without a readily ascertainable market value and because of the inherent uncertainty of valuation, the fair value of our investments determined in good faith by the board of directors may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

     We adjust quarterly the valuation of our portfolio to reflect the board of directors’ determination of the fair value of each investment in our portfolio. Any changes in estimated fair value are recorded in our statement of operations as “Net unrealized gains (losses).”

     Economic recessions or downturns could impair our portfolio companies and harm our operating results. Many of the companies in which we have made or will make investments may be susceptible to economic slowdowns or recessions. An economic slowdown may affect the ability of a company to engage in a liquidity event. Our nonperforming assets are likely to increase and the value of our portfolio is likely to decrease during these periods. These conditions could lead to financial losses in our portfolio and a decrease in our revenues, net income, and assets.

     Our business of making private equity investments and positioning them for liquidity events also may be affected by current and future market conditions. The absence of an active senior lending environment may slow the amount of private equity investment activity generally. As a result, the pace of our investment activity may slow. In addition, significant changes in the capital markets could have an effect on the valuations of private companies and on the potential for liquidity events involving such companies. This could affect the amount and timing of gains realized on our investments.

     Our borrowers may default on their payments, which may have an effect on our financial performance. We make long-term unsecured, subordinated loans and invest in equity securities, which may involve a higher degree of repayment risk. We primarily invest in companies that may have limited financial resources and that may be unable to obtain financing from traditional sources. Numerous factors may affect a borrower’s ability to repay its loan, including the failure to meet its business plan, a downturn in its industry, or negative economic conditions. Deterioration in a borrower’s financial condition and prospects may be accompanied by deterioration in any related collateral.

     Our private finance investments may not produce current returns or capital gains. Private finance investments are typically structured as debt securities with a relatively high fixed rate of interest and with equity features such as conversion rights, warrants, or options. As a result, private finance investments are generally structured to generate interest income from the time they are made and may also produce a realized gain from an accompanying equity feature. We cannot be sure that our portfolio will generate a current return or capital gains.

     Our financial results could be negatively affected if Business Loan Express fails to perform as expected. Business Loan Express, Inc. (BLX) is our largest portfolio investment. Our financial results could be negatively affected if BLX, as a portfolio company, fails to perform as expected or if government funding for, or regulations related to the Small Business Administration 7(a) Guaranteed Loan Program change. At December 31, 2002, the investment totaled $256.8 million at value, or 9.2% of total assets.

     In addition, as controlling shareholder of BLX, we have provided an unconditional guaranty to BLX’s senior credit facility lenders in an amount equal to 50% of BLX’s total obligations on its $124.0 million revolving credit facility. The amount we have guaranteed at December 31, 2002, was $51.6 million. This guaranty can only be called in the event of a default by BLX. We have also provided two standby letters of credit in connection with two term loan securitizations completed by BLX totaling $10.6 million.

ALLIED CAPITAL CORPORATION

     Investments in non-investment grade commercial mortgage-backed securities and collateralized debt obligations may be illiquid, may have a higher risk of default, and may not produce current returns. The commercial mortgage-backed securities and collateralized debt obligation preferred shares in which we invest are not investment grade, which means that nationally recognized statistical rating organizations rate them below the top four investment-grade rating categories (i.e., “AAA’’ through “BBB”), and are sometimes referred to as “junk bonds.” Non-investment grade commercial mortgage-backed securities and collateralized debt obligation preferred shares tend to be less liquid, may have a higher risk of default and may be more difficult to value. Non-investment grade securities usually provide a higher yield than do investment grade securities, but with the higher return comes greater risk of default. Economic recessions or downturns may cause defaults or losses on collateral securing these securities to increase. Non-investment grade securities are considered speculative, and their capacity to pay principal and interest in accordance with the terms of their issue is not ensured.

     We may not borrow money unless we maintain asset coverage for indebtedness of at least 200%, which may affect returns to shareholders. We must maintain asset coverage for total borrowings of at least 200%. Our ability to achieve our investment objective may depend in part on our continued ability to maintain a leveraged capital structure by borrowing from banks or other lenders on favorable terms. There can be no assurance that we will be able to maintain such leverage. If asset coverage declines to less than 200%, we may be required to sell a portion of our investments when it is disadvantageous to do so. As of December 31, 2002, our asset coverage for senior indebtedness was 270%.

     We borrow money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing in us. Borrowings, also known as leverage, magnify the potential for gain or loss on amounts invested and, therefore, increase the risks associated with investing in our securities. We borrow from and issue senior debt securities to banks, insurance companies, and other lenders. Lenders of these senior securities have fixed dollar claims on our consolidated assets that are superior to the claims of our common shareholders. If the value of our consolidated assets increases, then leveraging would cause the net asset value attributable to our common stock to increase more sharply than it would have had we not leveraged. Conversely, if the value of our consolidated assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had we not leveraged. Similarly, any increase in our consolidated income in excess of consolidated interest payable on the borrowed funds would cause our net income to increase more than it would without the leverage, while any decrease in our consolidated income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to make common stock dividend payments. Leverage is generally considered a speculative investment technique.

     At December 31, 2002, we had $998.5 million of outstanding indebtedness, bearing a weighted average annual interest cost of 6.9%. In order for us to cover these annual interest payments on indebtedness, we must achieve annual returns on our assets of at least 2.5%.

     Changes in interest rates may affect our cost of capital and net investment income. Because we borrow money to make investments, our net investment income before net realized and unrealized gains or losses, or net investment income, is dependent upon the difference between the rate at which we borrow funds and the rate at which we invest these funds. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income. In periods of rising interest rates, our cost of funds would increase, which would reduce our net investment income. We use a combination of long-term and short-term borrowings and equity capital to finance our investing activities. We utilize our revolving line of credit as a means to bridge to long-term financing. Our long-term fixed-rate investments are financed primarily with long-term fixed-rate debt and equity. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. Such techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act. We have analyzed the potential impact of changes in interest rates on interest income net of interest expense. Assuming that the balance sheet were to remain constant and no actions were taken to alter the existing interest rate sensitivity, a hypothetical immediate 1% change in interest rates would have affected the net income by less than 1% over a one year horizon. Although management believes that this measure is indicative of our sensitivity to interest rate changes, it does not adjust for potential changes in credit quality, size and composition of the assets on the balance sheet and other business developments that could affect net increase in assets resulting from operations, or net income. Accordingly, no assurances can be given that actual results would not differ materially from the potential outcome simulated by this estimate.

ALLIED CAPITAL CORPORATION

     We will continue to need additional capital to grow because we must distribute our income. We will continue to need capital to fund incremental growth in our investments. Historically, we have borrowed from financial institutions and have issued equity securities. A reduction in the availability of new capital could limit our ability to grow. We must distribute at least 90% of our taxable ordinary income, which excludes net realized long-term capital gains, to our shareholders to maintain our regulated investment company status. As a result, such earnings will not be available to fund investment originations. We expect to continue to borrow from financial institutions and issue additional debt and equity securities. If we fail to obtain funds from such sources or from other sources to fund our investments, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock. In addition, as a business development company, we are generally required to maintain a ratio of at least 200% of total assets to total borrowings, which may restrict our ability to borrow in certain circumstances.

     Loss of pass-through tax treatment would substantially reduce net assets and income available for dividends. We have operated so as to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986. If we meet source of income, diversification, and distribution requirements, we will qualify for effective pass-through tax treatment. We would cease to qualify for such pass-through tax treatment if we were unable to comply with these requirements. In addition, we may have difficulty meeting the requirement to make distributions to our shareholders because in certain cases we may recognize income before or without receiving cash representing such income. If we fail to qualify as a regulated investment company, we will have to pay corporate-level taxes on all of our income whether or not we distribute it, which would substantially reduce the amount of income available for distribution to our stockholders. Even if we qualify as a regulated investment company, we generally will be subject to a corporate-level income tax on the income we do not distribute. Moreover, if we do not distribute at least 98% of our taxable income, we generally will be subject to a 4% excise tax.

     There is a risk that you may not receive dividends or distributions. We intend to make distributions on a quarterly basis to our stockholders. We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. In addition, due to the asset coverage test applicable to us as a business development company, we may be limited in our ability to make distributions. Also, our credit facilities limit our ability to declare dividends if we default under certain provisions. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our status as a regulated investment company. In addition, in accordance with accounting principles generally accepted in the United States of America and tax regulations, we include in income certain amounts that we have not yet received in cash, such as contractual payment-in-kind interest which represents contractual interest added to the loan balance that becomes due at the end of the loan term. The increases in loan balances as a result of contractual payment-in-kind arrangements are included in income in advance of receiving cash payment and are separately included in the change in accrued or reinvested interest and dividends in our consolidated statement of cash flows. Since we may recognize income before or without receiving cash representing such income, we may have difficulty meeting the requirement to distribute at least 90% of our investment company taxable income to maintain our status as a regulated investment company.

     We operate in a competitive market for investment opportunities. We compete for investments with a large number of private equity funds and mezzanine funds, investment banks and other equity and non-equity based investment funds, and other sources of financing, including traditional financial services companies such as commercial banks. Some of our competitors have greater resources than we do. Increased competition would make it more difficult for us to purchase or originate investments at attractive prices. As a result of this competition, sometimes we may be precluded from making otherwise attractive investments.

     We depend on key personnel. We depend on the continued services of our executive officers and other key management personnel. If we were to lose any of these officers or other management personnel, such a loss could result in inefficiencies in our operations and lost business opportunities.

     Changes in the law or regulations that govern us could have a material impact on us or our operations. We are regulated by the SEC and the Small Business Administration. In addition, changes in the laws or regulations that govern business development companies, regulated investment companies, real estate investment trusts, and small business investment companies may significantly affect our business. Any change in the law or regulations that govern our business could have a material impact on us or our operations. Laws and regulations may be changed from time to time, and the interpretations of the relevant laws and regulations also are subject to change.

     Results may fluctuate and may not be indicative of future performance. Our operating results will fluctuate and, therefore, you should not rely on current or historical period results to be indicative of our performance in future reporting periods. Factors that could cause operating results to fluctuate include, among others, variations in the investment origination volume and fee income earned, variation in timing of prepayments, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets, and general economic conditions.

     Our common stock price may be volatile. The trading price of our common stock may fluctuate substantially. The price of the common stock may be higher or lower than the price you pay for your shares, depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of securities of business development companies or other financial services companies;

•	volatility resulting from trading in derivative securities related to our common stock including puts, calls, long-term equity anticipation securities, or LEAPs, or short trading positions;

•	changes in regulatory policies or tax guidelines with respect to business development companies or regulated investment companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or changes in the expectations of securities analysts;

•	general economic conditions and trends;

•	loss of a major funding source; or

•	departures of key personnel.

     Recently, the trading price of our common stock has been volatile. Due to the continued potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

LEGAL PROCEEDINGS

A series of class action lawsuits were filed in 2002 in the United States District Court for the Southern District of New York against us, certain of our directors and officers and our former independent auditors, Arthur Andersen LLP, with respect to alleged violations of the securities laws. Specifically, these lawsuits allege that the defendants violated Section 10(b), Rule 10b-5, and Section 20(a) of the Securities Exchange Act of 1934 by purportedly misstating the value of certain portfolio investments in our financial statements, which allegedly resulted in the purchase of the Company’s common stock by purported class members at artificially inflated prices. Several of the complaints also alleged state law claims for common law fraud. The complaints seek compensatory and other damages, and costs and expenses associated with the litigation. The lawsuits have been consolidated into a single proceeding. The consolidated complaint does not include Arthur Andersen LLP as a named defendant or assert any state law claims against the remaining named defendants. We have filed a motion to dismiss the lawsuit and the plaintiffs have filed an opposition to this motion. We have filed a reply to the plaintiff’s opposition. We believe that the lawsuit is without merit, and we intend to defend the lawsuit vigorously. While we do not expect these matters to materially affect our financial condition or results of operations, there can be no assurance as to whether any such pending litigation will have a material adverse effect on our financial condition or results of operations in any future reporting period.

     We also are party to certain other lawsuits in the normal course of business. While the outcome of these legal proceedings cannot at this time be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

ALLIED CAPITAL CORPORATION

Consolidated Balance Sheet

	DECEMBER 31,
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)	2002	2001

Assets
Portfolio at value:
Private finance
Companies more than 25% owned (cost: 2002—$628,535; 2001—$448,797)	$710,587	$504,657
Companies 5% to 25% owned (cost: 2002—$219,124; 2001—$226,020)	255,677	245,561
Companies less than 5% owned (cost: 2002—$863,243; 2001—$879,149)	776,951	844,854

Total private finance	1,743,215	1,595,072
Commercial real estate finance (cost: 2002—$718,312; 2001—$732,636)	744,952	734,518

Total portfolio at value	2,488,167	2,329,590

Deposits of proceeds from sales of borrowed Treasury securities	194,745	48,504
Other assets	100,221	81,730
Cash and cash equivalents	11,186	889

Total assets	$2,794,319	$2,460,713

Liabilities and Shareholders’ Equity
Liabilities:
Notes payable and debentures	$794,200	$876,056
Revolving line of credit	204,250	144,750
Obligations to replenish borrowed Treasury securities	197,027	47,263
Accounts payable and other liabilities	45,771	33,521

Total liabilities	1,241,248	1,101,590

Commitments and contingencies
Preferred stock	7,000	7,000
Shareholders’ equity:
Common Stock, $0.0001 par value, 200,000,000 shares authorized; 108,698,409 and 99,607,396 shares issued and outstanding at December 31, 2002 and 2001, respectively	11	10
Additional paid-in capital	1,547,183	1,352,688
Notes receivable from sale of common stock	(24,704)	(26,028)
Net unrealized appreciation on portfolio	39,411	39,981
Distributions in excess of earnings	(15,830)	(14,528)

Total shareholders’ equity	1,546,071	1,352,123

Total liabilities and shareholders’ equity	$2,794,319	$2,460,713

Net asset value per common share	$14.22	$13.57

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION

Consolidated Statement of Operations

	FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2002	2001	2000

Interest and Related Portfolio Income
Interest and dividends
Companies more than 25% owned	$40,185	$25,264	$3,077
Companies 5% to 25% owned	28,629	27,656	17,194
Companies less than 5% owned	195,228	187,544	162,036

Total interest and dividends	264,042	240,464	182,307
Premiums from loan dispositions
Companies more than 25% owned	—	1,011	—
Companies 5% to 25% owned	200	400	380
Companies less than 5% owned	2,576	1,093	15,758

Total premiums from loan dispositions	2,776	2,504	16,138
Fees and other income
Companies more than 25% owned	25,344	24,817	2,000
Companies 5% to 25% owned	1,123	230	205
Companies less than 5% owned	16,643	21,095	10,939

Total fees and other income	43,110	46,142	13,144

Total interest and related portfolio income	309,928	289,110	211,589

Expenses
Interest	70,443	65,104	57,412
Employee	33,126	29,656	26,025
Administrative	21,504	15,299	15,435

Total operating expenses	125,073	110,059	98,872

Net investment income before income taxes and net realized and unrealized gains	184,855	179,051	112,717
Income tax expense (benefit)	930	(412)	—

Net investment income before net realized and unrealized gains	183,925	179,463	112,717

Net Realized and Unrealized Gains
Net realized gains (losses)
Companies more than 25% owned	58,444	1,893	—
Companies 5% to 25% owned	866	1,639	(54)
Companies less than 5% owned	(14,373)	(2,871)	15,577

Total net realized gains	44,937	661	15,523
Net unrealized gains (losses)	(571)	20,603	14,861

Total net realized and unrealized gains	44,366	21,264	30,384

Net increase in net assets resulting from operations	$228,291	$200,727	$143,101

Basic earnings per common share	$2.23	$2.19	$1.95

Diluted earnings per common share	$2.20	$2.16	$1.94

Weighted average common shares outstanding—basic	102,107	91,564	73,165

Weighted average common shares outstanding—diluted	103,574	93,003	73,472

The accompanying notes are an integral part of these consolidated financial statements

ALLIED CAPITAL CORPORATION

Consolidated Statement of Changes in Net Assets

	FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2002	2001	2000

Operations
Net investment income before net realized and unrealized gains	$183,925	$179,463	$112,717
Net realized gains	44,937	661	15,523
Net unrealized gains (losses)	(571)	20,603	14,861

Net increase in net assets resulting from operations	228,291	200,727	143,101

Shareholder Distributions
Common stock dividends	(229,935)	(186,157)	(135,795)
Preferred stock dividends	(230)	(230)	(230)

Net decrease in net assets resulting from shareholder distributions	(230,165)	(186,387)	(136,025)

Capital Share Transactions
Sale of common stock	172,847	286,888	250,912
Issuance of common stock for portfolio investments	—	5,157	86,076
Issuance of common stock upon the exercise of stock options	14,517	10,660	3,309
Issuance of common stock in lieu of cash distributions	6,263	6,331	4,773
Net decrease (increase) in notes receivable from sale of common stock	1,324	(945)	4,378
Net decrease in common stock held in deferred compensation trust	—	—	6,218
Other	871	—	(563)

Net increase in net assets resulting from capital share transactions	195,822	308,091	355,103

Total increase in net assets	$193,948	$322,431	$362,179

Net assets at beginning of year	1,352,123	1,029,692	667,513

Net assets at end of year	$1,546,071	$1,352,123	$1,029,692

Net asset value per common share	$14.22	$13.57	$12.11

Common shares outstanding at end of year	108,698	99,607	85,057

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION

Consolidated Statement of Cash Flows

	FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS)	2002	2001	2000

Cash Flows from Operating Activities
Net increase in net assets resulting from operations	$228,291	$200,727	$143,101
Adjustments
Portfolio investments	(506,376)	(675,172)	(827,025)
Repayments of investment principal	143,167	74,461	111,031
Proceeds from investment sales	213,474	129,980	280,244
Change in accrued or reinvested interest and dividends	(44,665)	(51,554)	(32,245)
Amortization of discounts and fees	(20,592)	(13,929)	(10,101)
Changes in other assets and liabilities	(735)	1,290	3,472
Depreciation and amortization	1,572	994	925
Realized losses	50,625	9,446	13,081
Net unrealized losses (gains)	571	(20,603)	(14,861)

Net cash provided by (used in) operating activities	65,332	(344,360)	(332,378)

Cash Flows from Financing Activities
Sale of common stock	172,847	286,888	250,912
Sale of common stock upon the exercise of stock options	12,136	5,428	319
Collections of notes receivable from sale of common stock	3,706	5,090	6,363
Common dividends and distributions paid	(220,411)	(179,826)	(131,022)
Preferred stock dividends paid	(230)	(230)	(230)
Borrowings under notes payable and debentures	—	175,500	234,598
Repayments on notes payable and debentures	(81,856)	(9,350)	(17,300)
Net borrowings under (repayments on) revolving line of credit	59,500	62,750	(23,500)
Other	(727)	(3,450)	(3,468)

Net cash provided by (used in) financing activities	(55,035)	342,800	316,672

Net increase (decrease) in cash and cash equivalents	$10,297	$(1,560)	$(15,706)

Cash and cash equivalents at beginning of year	889	2,449	18,155

Cash and cash equivalents at end of year	$11,186	$889	$2,449

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION

Consolidated Statement of Investments

PRIVATE FINANCE		DECEMBER 31, 2002
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT(2)	COST	VALUE

Companies More Than 25% Owned
Acme Paging, L.P.	Loan	$3,750	$3,750
(Telecommunications)	Equity Interests	13,274	9,223
	Common Stock (177 shares)	27	27

American Healthcare Services, Inc.	Loan	22,601	22,601
(Healthcare)	Debt Securities	18,061	15,891
	Common Stock (79,567,042 shares)	1,000	—
	Guaranty ($1,967)

Avborne, Inc.	Loan	9,625	9,625
(Business Services)	Preferred Stock (12,500 shares)	14,138	2,300
	Common Stock (27,500 shares)	—	—

Business Loan Express, Inc.	Debt Securities	91,690	91,690
(Financial Services)	Preferred Stock (25,111 shares)	25,111	25,111
	Common Stock (25,503,043 shares)	104,641	140,000
	Guaranty ($51,641—See Note 3)
	Standby Letters of Credit ($10,550—See Note 3)

The Color Factory, Inc.	Loan	9,589	9,589
(Consumer Products)	Preferred Stock (1,000 shares)	1,002	1,002
	Common Stock (980 shares)	6,535	6,535

Elmhurst Consulting, LLC	Loan	15,747	15,100
(Business Services)	Equity Interests	5,165	—

Foresite Towers, LLC	Equity Interests	15,522	13,775
(Tower Leasing)

Gordian Group, Inc.	Loan	7,390	7,390
(Business Services)	Common Stock (1,000 shares)	2,088	2,600

HealthASPex, Inc.	Preferred Stock (1,000,000 shares)	700	700
(Business Services)	Preferred Stock (1,451,380 shares)	4,900	2,617
	Common Stock (1,451,380 shares)	4	—

The Hillman Companies, Inc.(1)	Debt Securities	41,980	41,980
(Consumer Products)	Common Stock (6,890,937 shares)	50,645	138,488

HMT, Inc.	Debt Securities	9,081	9,081
(Business Services)	Preferred Stock (554,052 shares)	2,216	2,216
	Common Stock (300,000 shares)	3,000	3,000
	Warrants	1,155	1,155

Housecall Medical Resources, Inc.	Loan	14,928	14,928
(Healthcare)	Preferred Stock (3,890,344 shares)	3,889	3,889
	Common Stock (864,000 shares)	86	86

Litterer Beteiligungs-GmbH(3)	Debt Securities	1,286	1,286
(Business Services)	Equity Interest	358	358

The accompanying notes are an integral part of these consolidated financial statements.

(1)  Public company.
(2)  Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.
(3)  Non-U.S. company.
(4)  Non-registered investment company.

ALLIED CAPITAL CORPORATION

PRIVATE FINANCE		DECEMBER 31, 2002
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT(2)	COST	VALUE

MVL Group, Inc.	Loan	$19,450	$18,967
(Business Services)	Debt Securities	16,270	16,270
	Common Stock (648,661 shares)	—	—

Powell Plant Farms, Inc	Loan	24,964	24,964
(Consumer Products)	Debt Securities	19,224	9,709
	Preferred Stock (1,483 shares)	—	—
	Warrants	—	—

Redox Brands, Inc.	Loan	3,000	3,000
(Consumer Products)	Debt Securities	9,842	9,842
	Preferred Stock (2,404,086 shares)	6,965	6,965
	Warrants	584	1,450

Staffing Partners Holding Company, Inc.	Debt Securities	6,304	6,304
(Business Services)	Preferred Stock (439,600 shares)	4,968	3,807
	Common Stock (50,200 shares)	50	—
	Warrants	10	—

STS Operating, Inc.	Preferred Stock (5,769,424 shares)	6,525	6,525
(Industrial Products)	Common Stock (3,000,000 shares)	3,177	3,177

Sure-Tel, Inc.	Preferred Stock (1,000,000 shares)	1,000	1,000
(Consumer Services)	Common Stock (37,000 shares)	5,018	2,614

Total companies more than 25% owned		$628,535	$710,587

Companies 5% to 25% Owned

Aspen Pet Products, Inc.	Loans	$16,625	$16,625
(Consumer Products)	Preferred Stock (2,024 shares)	2,024	2,024
	Common Stock (1,400 shares)	140	140

Autania AG(1,3)	Common Stock (250,000 shares)	2,169	2,477
(Industrial Products)

Border Foods, Inc.	Debt Securities	9,383	9,383
(Consumer Products)	Preferred Stock (50,919 shares)	2,000	2,000
	Warrants	665	665

CBA-Mezzanine Capital Finance, LLC	Loan	3,949	3,949
(Financial Services)

CorrFlex Graphics, LLC	Debt Securities	11,951	11,951
(Business Services)	Warrants	—	19,332
	Options	—	1,669

CyberRep	Loan	1,264	1,264
(Business Services)	Debt Securities	14,868	14,868
	Warrants	660	8,236

The Debt Exchange Inc.	Preferred Stock (921,875 shares)	1,250	1,250
(Business Services)

EDM Consulting, LLC	Debt Securities	1,802	286
(Business Services)	Equity Interests	250	—

International Fiber Corporation	Debt Securities	22,606	22,606
(Industrial Products)	Common Stock (1,029,069 shares)	5,483	6,816
	Warrants	550	684

The accompanying notes are an integral part of these consolidated financial statements.

(1)  Public company.
(2)  Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.
(3)  Non-U.S. company.
(4)  Non-registered investment company.

ALLIED CAPITAL CORPORATION

PRIVATE FINANCE		DECEMBER 31, 2002
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT(2)	COST	VALUE

Liberty-Pittsburgh Systems, Inc.	Debt Securities	$3,500	$3,500
(Business Services)	Common Stock (123,929 shares)	142	67

Logic Bay Corporation	Preferred Stock (1,131,222 shares)	5,000	—
(Business Services)

Magna Card, Inc.	Debt Securities	153	153
(Consumer Products)	Preferred Stock (1,875 shares)	94	94
	Common Stock (4,687 shares)	—	—

Master Plan, Inc.	Loan	959	959
(Business Services)	Common Stock (156 shares)	42	650

MortgageRamp, Inc.	Common Stock (772,000 shares)	3,860	3,860
(Business Services)

Morton Grove Pharmaceuticals, Inc.	Loan	16,356	16,356
(Consumer Products)	Preferred Stock (106,947 shares)	6,098	14,526

Nobel Learning Communities, Inc.(1)	Debt Securities	9,755	9,755
(Education)	Preferred Stock (1,063,830 shares)	2,000	2,000
	Warrants	575	245

Packaging Advantage Corporation	Debt Securities	14,234	14,234
(Business Services)	Common Stock (232,168 shares)	2,386	2,386
	Warrants	963	963

Professional Paint, Inc.	Debt Securities	22,791	22,791
(Consumer Products)	Preferred Stock (15,000 shares)	19,534	19,534
	Common Stock (110,000 shares)	69	5,000

Progressive International Corporation	Debt Securities	3,968	3,968
(Consumer Products)	Preferred Stock (500 shares)	500	500
	Common Stock (197 shares)	13	13
	Warrants	—	—

Prosperco Finanz Holding AG(3)	Convertible Debentures	7,166	7,166
(Financial Services)	Common Stock (1,528 shares)	1,059	608
	Warrants	—	—

Total Foam, Inc.	Debt Securities	258	124
(Industrial Products)	Common Stock (164 shares)	10	—

Total companies 5% to 25% owned		$219,124	$255,677

Companies Less Than 5% Owned

ACE Products, Inc.	Loans	$17,164	$12,969
(Industrial Products)

Advantage Sales and Marketing, Inc.	Debt Securities	10,603	10,603
(Business Services)	Warrants	382	1,455

Alderwoods Group, Inc.(1)	Common Stock (357,568 shares)	5,006	1,695
(Consumer Services)

Allied Office Products, Inc.	Common Stock (31,333 shares)	7,695	50
(Business Services)

American Barbecue & Grill, Inc.	Warrants	125	—
(Retail)

The accompanying notes are an integral part of these consolidated financial statements.

(1)  Public company.
(2)  Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.
(3)  Non-U.S. company.
(4)  Non-registered investment company.

ALLIED CAPITAL CORPORATION

PRIVATE FINANCE		DECEMBER 31, 2002
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT(2)	COST	VALUE

ASW Holding Corporation	Warrants	$25	$25
(Industrial Products)

Bakery Chef, Inc.	Loans	18,213	18,213
(Consumer Products)

Blue Rhino Corporation(1)	Debt Securities	14,018	14,018
(Consumer Products)	Warrants	1,200	18,550

Camden Partners Strategic Fund II, L.P.(4)	Limited Partnership Interest	2,474	2,308
(Private Equity Fund)

Candlewood Hotel Company(1)	Preferred Stock (3,250 shares)	3,250	748
(Hospitality)

Celebrities, Inc.	Loan	208	208
(Broadcasting & Cable)	Warrants	12	492

Clif Bar, Inc.	Loan	24,894	24,894
(Consumer Products)

Colibri Holding Corporation	Loans	3,490	3,490
(Consumer Products)	Preferred Stock (237 shares)	248	248
	Common Stock (3,362 shares)	1,250	1,088
	Warrants	290	252

Component Hardware Group, Inc.	Debt Securities	11,286	11,286
(Industrial Products)	Preferred Stock (18,000 shares)	2,223	2,223
	Common Stock (2,000 shares)	200	500

Cooper Natural Resources, Inc.	Loan	299	299
(Industrial Products)	Debt Securities	1,884	1,884
	Preferred Stock (6,316 shares)	1,427	1,427
	Warrants	832	832

Coverall North America, Inc.	Loan	12,405	12,405
(Business Services)	Debt Securities	6,424	6,424

CPM Acquisition Corporation	Loan	10,212	10,212
(Industrial Products)

CTT Holdings	Loan	1,500	1,500
(Consumer Products)

Drilltec Patents & Technologies Company, Inc.	Loan	10,918	—
(Industrial Products)	Debt Securities	1,500	—

eCentury Capital Partners, L.P.(4)	Limited Partnership Interest	2,500	839
(Private Equity Fund)

Elexis Beta GMBH(3)	Options	426	310
(Industrial Products)

Eparfin S.A.(3)	Loan	29	29
(Consumer Products)

E-Talk Corporation	Debt Securities	8,852	300
(Business Services)	Warrants	1,157	—

Executive Greetings, Inc.	Debt Securities	18,830	16,500
(Business Services)	Warrants	360	—

Fairchild Industrial Products Company	Debt Securities	5,942	5,942
(Industrial Products)	Warrants	280	—

The accompanying notes are an integral part of these consolidated financial statements.

(1)  Public company.
(2)  Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.
(3)  Non-U.S. company.
(4)  Non-registered investment company.

ALLIED CAPITAL CORPORATION

PRIVATE FINANCE		DECEMBER 31, 2002
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT(2)	COST	VALUE

Frozen Specialities, Inc.	Debt Securities	$9,915	$9,915
(Consumer Products)	Warrants	434	434

Galaxy American Communications, LLC	Debt Securities	48,989	20,000
(Broadcasting & Cable)	Options	—	—
	Standby Letter of Credit ($750)

Garden Ridge Corporation	Debt Securities	27,198	25,667
(Retail)	Preferred Stock (1,130 shares)	1,130	—
	Common Stock (847,800 shares)	613	—

GC-Sun Holdings II, LP (Kar Products, LP)	Loans	7,780	7,780
(Business Services)

Gibson Guitar Corporation	Debt Securities	17,952	17,952
(Consumer Products)	Warrants	525	2,325

Ginsey Industries, Inc.	Loans	5,000	5,000
(Consumer Products)	Convertible Debentures	500	500
	Warrants	—	1,586

Global Communications, LL	CLoan	2,000	2,000
(Business Services)	Debt Securities	16,247	16,247
	Preferred Equity Interest	14,067	14,067
	Options	1,639	1,639

Grant Broadcasting Systems II	Warrants	87	3,000
(Broadcasting & Cable)

Grotech Partners, VI, L.P.(4)	Limited Partnership Interest	3,100	1,961
(Private Equity Fund)

The Hartz Mountain Corporation	Debt Securities	27,690	27,690
(Consumer Products)	Common Stock (200,000 shares)	2,000	2,000
	Warrants	2,613	2,613

Haven Eldercare of New England, LLC	Loan	35,692	35,692
(Healthcare)

Headwaters Incorporated(1)	Loan	9,953	9,953
(Industrial Products)

Hotelevision, Inc.	Preferred Stock (315,100 shares)	315	—
(Broadcasting & Cable)

Icon International, Inc.	Common Stock (35,228 shares)	1,219	2,103
(Business Services)

Impact Innovations Group, LLC	Debt Securities	6,797	3,523
(Business Services)	Warrants	1,674	—

Intellirisk Management Corporation	Loans	23,276	23,276
(Business Services)

Interline Brands, Inc.	Debt Securities	34,040	34,040
(Business Services)	Preferred Stock (199,313 shares)	1,849	1,849
	Common Stock (15,615 shares)	139	139
	Warrants	1,181	1,181

Jakel, Inc.	Loan	23,307	10,130
(Industrial Products)

The accompanying notes are an integral part of these consolidated financial statements.

(1)  Public company.
(2)  Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.
(3)  Non-U.S. company.
(4)  Non-registered investment company.

ALLIED CAPITAL CORPORATION

PRIVATE FINANCE		DECEMBER 31, 2002
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT(2)	COST	VALUE

JRI Industries, Inc.	Debt Securities	$2,045	$2,045
(Industrial Products)	Warrants	74	44

Julius Koch USA, Inc.	Warrants	259	7,000
(Industrial Products)

Kirker Enterprises, Inc.	Equity Interest	4	4
(Industrial Products)	Warrants	348	3,501

Kirkland’s, Inc.(1)	Common Stock (240,442 shares)	66	2,445
(Retail)

Kyrus Corporation	Debt Securities	6,910	6,910
(Business Services)	Warrants	348	450

Love Funding Corporation	Preferred Stock (26,000 shares)	359	213
(Financial Services)

Matrics, Inc.	Preferred Stock (511,876 shares)	500	500
(Business Services)	Warrants	—	—

MedAssets, Inc.	Debt Securities	15,880	15,880
(Business Services)	Preferred Stock (260,417 shares)	2,049	2,049
	Warrants	136	180

Mid-Atlantic Venture Fund IV, L.P.(4)	Limited Partnership Interest	3,975	2,140
(Private Equity Fund)

Midview Associates, L.P.	Warrants	—	—
(Housing)

Norstan Apparel Shops, Inc.	Debt Securities	11,807	11,807
(Retail)	Common Stock (29,622 shares)	4,750	4,750
	Warrants	655	655

North American Archery, LLC	Loans	1,390	840
(Consumer Products)	Convertible Debentures	2,248	59
	Guaranty ($1,020)

Northeast Broadcasting Group, L.P.	Debt Securities	264	264
(Broadcasting & Cable)

Novak Biddle Venture Partners III, L.P.(4)	Limited Partnership Interest	690	540
(Private Equity Fund)

Nursefinders, Inc.	Debt Securities	11,205	11,205
(Business Services)	Warrants	900	1,700

Onyx Television GmbH(3)	Preferred Units (120,000 shares)	201	—
(Broadcasting & Cable)

Opinion Research Corporation(1)	Debt Securities	14,359	14,359
(Business Services)	Warrants	996	641

Oriental Trading Company, Inc.	Preferred Equity Interest	1,751	1,751
(Consumer Products)	Common Equity Interest	—	2,600

Outsource Partners, Inc.	Debt Securities	24,104	24,104
(Business Services)	Warrants	826	1,000

Pico Products, Inc.	Loan	1,406	1,406
(Industrial Products)

Polaris Pool Systems, Inc.	Debt Securities	10,752	10,752
(Consumer Products)Warrants		1,145	1,145

The accompanying notes are an integral part of these consolidated financial statements.

(1)  Public company.
(2)  Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.
(3)  Non-U.S. company.
(4)  Non-registered investment company.

ALLIED CAPITAL CORPORATION

PRIVATE FINANCE		DECEMBER 31, 2002
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT(2)	COST	VALUE

Proeducation GmbH(3)	Loan	$308	$121
(Education)

Raytheon Aerospace, LLC	Debt Securities	5,209	5,209
(Business Services)	Equity Interest	—	350

Scitor Corporation	Loan	22,058	22,058
(Business Services)

Simula, Inc.(1)	Loan	21,192	21,192
(Industrial Products)

Soff-Cut Holdings, Inc.	Debt Securities	9,194	9,194
(Industrial Products)	Preferred Stock (300 shares)	300	300
	Common Stock (2,000 shares)	200	200

Southwest PCS, LLC	Loan	1,250	1,250
(Telecommunications)

Spa Lending Corporation	Preferred Stock (28,672 shares)	429	306
(Recreation)

Startec Global Communications Corporation(1)	Loan	25,715	25,715
(Telecommunications)	Debt Securities	20,670	—

SunStates Refrigerated Services, Inc.	Loans	4,642	1,490
(Warehouse Facilities)	Debt Securities	2,445	—

Sydran Food Services II, L.P.	Debt Securities	12,973	9,949
(Retail)	Equity Interests	3,747	—
	Warrants	162	—

Tubbs Snowshoe Company, LLC	Debt Securities	3,928	3,928
(Consumer Products)	Equity Interests	500	500
	Warrants	54	54

United Pet Group, Inc.	Debt Securities	9,056	9,056
(Consumer Products)	Warrants	85	235

Updata Venture Partners II, L.P.(4)	Limited Partnership Interest	1,602	4,148
(Private Equity Fund)

Venturehouse Group, LLC(4)	Equity Interest	667	69
(Private Equity Fund)

Walker Investment Fund II, LLLP(4)	Limited Partnership Interest	1,178	529
(Private Equity Fund)

Warn Industries, Inc.	Debt Securities	11,531	11,531
(Consumer Products)	Warrants	1,429	3,379

Wilshire Restaurant Group, Inc.	Debt Securities	16,180	16,180
(Retail)Warrants		735	541

Wilton Industries, Inc.	Loan	12,000	12,000
(Consumer Products)

Woodstream Corporation	Loan	2,621	2,621
(Consumer Products)	Debt Securities	7,677	7,677
	Equity Interests	1,700	4,547
	Warrants	450	1,203

Total companies less than 5% owned		$863,243	$776,951

Total private finance (123 portfolio companies)		$1,710,902	$1,743,215

The accompanying notes are an integral part of these consolidated financial statements.

(1)  Public company.
(2)  Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.
(3)  Non-U.S. company.
(4)  Non-registered investment company.

ALLIED CAPITAL CORPORATION

	STATED		DECEMBER 31, 2002
COMMERCIAL REAL ESTATE FINANCE (IN THOUSANDS)	INTEREST	FACE	COST	VALUE

Commercial Mortgage-Backed Securities
Mortgage Capital Funding, Series 1998-MC3	5.5%	$50,404	$25,162	$22,924
Morgan Stanley Capital I, Series 1999-RM1	6.4%	47,566	19,491	19,627
COMM 1999-1	5.7%	70,159	33,771	34,720
Morgan Stanley Capital I, Series 1999-FNV1	6.1%	33,485	14,040	13,132
DLJ Commercial Mortgage Trust 1999-CG2	6.1%	74,140	31,209	31,931
Commercial Mortgage Acceptance Corp., Series 1999-C1	6.8%	31,884	14,316	14,954
LB Commercial Mortgage Trust, Series 1999-C2	6.7%	25,872	9,863	11,110
Chase Commercial Mortgage Securities Corp., Series 1999-2	6.5%	33,380	13,908	15,077
FUNB CMT, Series 1999-C4	6.5%	39,283	15,706	16,253
Heller Financial, HFCMC Series 2000 PH-1	6.6%	42,442	16,767	17,891
SBMS VII, Inc., Series 2000-NL1	7.2%	18,549	9,218	9,889
DLJ Commercial Mortgage Trust, Series 2000-CF1	7.0%	35,773	16,658	17,717
Deutsche Bank Alex. Brown, Series Comm 2000-C1	6.9%	34,935	14,803	15,901
LB-UBS Commercial Mortgage Trust, Series 2000-C4	6.9%	31,820	11,095	12,678
Credit Suisse First Boston Mortgage Securities Corp., Series 2001-CK1	5.9%	35,847	13,760	15,322
JP Morgan-CIBC-Deutsche 2001	5.8%	39,933	15,795	16,810
Lehman Brothers-UBS Warburg 2001-C2	6.4%	42,014	17,482	19,313
SBMS VII, Inc., Series 2001-C1	6.1%	35,536	12,579	13,377
GE Capital Commercial Mortgage Securities Corp., Series 2001-2	6.1%	39,012	16,195	17,350
Credit Suisse First Boston Mortgage Securities Corp., Series 2001-CKN5	5.2%	40,150	15,583	16,628
JP Morgan Chase Commercial Mortgage Securities Corp., Series 2001-C1	5.6%	37,178	12,912	13,837
SBMS VII, Inc., Series 2001-C2	6.2%	31,369	11,631	12,520
FUNB CMT, Series 2002-C1	6.0%	38,238	16,846	18,416
GE Capital Commercial Mortgage Corp., Series 2002-1	6.2%	80,490	44,722	52,589
GMAC Commercial Mortgage Securities, Inc., Series 2002-C2	5.8%	62,703	34,988	39,154
GE Capital Commercial Mortgage Corp., Series 2002-3	5.1%	76,687	40,309	40,817
Morgan Stanley Dean Witter Capital I Trust 2002-IQ3	6.0%	44,345	24,862	25,582

Total commercial mortgage-backed securities		$1,173,194	$523,671	$555,519

The accompanying notes are an integral part of these consolidated financial statements.

(1)  Public company.
(2)  Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.
(3)  Non-U.S. company.
(4)  Non-registered investment company.

ALLIED CAPITAL CORPORATION

			DECEMBER 31, 2002
COMMERCIAL REAL ESTATE FINANCE (IN THOUSANDS, EXCEPT NUMBER OF LOANS)			COST	VALUE

Collateralized Debt Obligation Preferred Shares
Crest 2001-1, Ltd.(3)			$23,372	$23,372
Crest 2002-1, Ltd.(3)			23,557	23,557
Crest 2002-IG, Ltd.(3)			4,883	4,883
Crest Clarendon Street 2002-1, Ltd.(3)			1,006	1,006

Total collateralized debt obligation preferred shares			$52,818	$52,818

	INTEREST	NUMBER
	RATE RANGES	OF LOANS
Commercial Mortgage Loans	Up to 6.99%	12	$10,190	$11,557
	7.00%–8.99%	17	26,419	24,298
	9.00%–10.99%	7	7,764	7,764
	11.00%–12.99%	10	14,281	13,494
	13.00%–14.99%	7	7,847	6,549
	15.00% and above	1	45	45

Total commercial mortgage loans		54	$66,546	$63,707

Residual Interest			$69,335	$69,035
Real Estate Owned			5,942	3,873

Total commercial real estate finance			$718,312	$744,952

Total portfolio			$2,429,214	$2,488,167

The accompanying notes are an integral part of these consolidated financial statements.

(1)  Public company.
(2)  Common stock, preferred stock, warrants, options and equity interests are generally non-income producing and restricted.
(3)  Non-U.S. company.
(4)  Non-registered investment company.

ALLIED CAPITAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 1.  ORGANIZATION

Allied Capital Corporation, a Maryland corporation, is a closed-end management investment company that has elected to be regulated as a business development company (“BDC’’) under the Investment Company Act of 1940 (“1940 Act’’). Allied Capital Corporation (“ACC’’) has a subsidiary that has also elected to be regulated as a BDC, Allied Investment Corporation (“Allied Investment’’), which is licensed under the Small Business Investment Act of 1958 as a Small Business Investment Company (“SBIC’’). In addition, ACC has a real estate investment trust subsidiary, Allied Capital REIT, Inc. (“Allied REIT’’), and several subsidiaries which are single member limited liability companies established primarily to hold real estate properties. In April 2001, ACC established a subsidiary, A.C. Corporation (“AC Corp’’), which provides diligence and structuring services on private finance and commercial real estate transactions, as well as structuring, transaction, management and advisory services to the Company, its portfolio companies and other third parties.

     ACC also owned Allied Capital SBLC Corporation (“Allied SBLC”), a BDC licensed by the Small Business Administration (“SBA”) as a Small Business Lending Company and a participant in the SBA Section 7(a) Guaranteed Loan Program. On December 31, 2000, ACC acquired BLC Financial Services, Inc. as a private portfolio company, which then changed its name to Business Loan Express, Inc. (“BLX”). As a part of the transaction, Allied SBLC was recapitalized as an independently managed, private portfolio company on December 28, 2000, and ceased to be a consolidated subsidiary of the Company at that time. Allied SBLC was then subsequently merged into BLX. The results of the operations of Allied SBLC are included in the consolidated financial results of ACC and its subsidiaries for 2000 through December 27, 2000.

     Allied Capital Corporation and its subsidiaries, collectively, are hereinafter referred to as the “Company.’’

     In accordance with specific rules prescribed for investment companies, subsidiaries hold investments on behalf of the Company or provide substantial services to the Company. Portfolio investments are held for purposes of deriving investment income and future capital gains. The Company consolidates the results of its subsidiaries for financial reporting purposes. The financial results of the Company’s portfolio investments are not consolidated in the Company’s financial statements.

     The investment objective of the Company is to achieve current income and capital gains. In order to achieve this objective, the Company invests primarily in private companies in a variety of industries and non-investment grade commercial mortgage-backed securities (“CMBS’’).

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 2001 and 2000 balances to conform with the 2002 financial statement presentation.

     During 2002, the Company revised its financial statement presentation to provide additional detail for the private finance portfolio and the interest and related portfolio income and net realized gains or losses by presenting these balances in the three categories described below. The 2001 and 2000 financial statements have been revised to conform to the 2002 presentation.

     The private finance portfolio and the interest and related portfolio income and net realized gains or losses earned on the private finance portfolio are presented in three categories: companies more than 25% owned, which represent portfolio companies where the Company directly or indirectly owns more than 25% of the outstanding voting securities of such portfolio company and, therefore, are deemed controlled by the Company under the 1940 Act; companies owned 5% to 25%, which represent portfolio companies where the Company directly or indirectly owns 5% to 25% of the outstanding voting securities of such portfolio company or where the Company holds one or more seats on the portfolio company’s board of directors and, therefore, are deemed to be an affiliated person under the 1940 Act; and companies less than 5% owned which represent portfolio companies where the Company directly or indirectly owns less than 5% of the outstanding voting securities of such portfolio company and where the Company has no other affiliations with such portfolio company. The interest and related portfolio income and net realized gains or losses from the commercial real estate finance portfolio and other sources are included in the companies less than 5% owned category on the consolidated statement of operations.

ALLIED CAPITAL CORPORATION

Valuation of Portfolio Investments

The Company, as a BDC, invests in illiquid securities including debt and equity securities of primarily private companies and non-investment grade CMBS. The Company’s investments are generally subject to restrictions on resale and generally have no established trading market. The Company values substantially all of its investments at fair value as determined in good faith by the board of directors in accordance with the Company’s valuation policy. The Company determines fair value to be the amount for which an investment could be exchanged in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. The Company’s valuation policy considers the fact that no ready market exists for substantially all of the securities in which it invests. The Company’s valuation policy is intended to provide a consistent basis for determining the fair value of the portfolio. The Company will record unrealized depreciation on investments when it believes that an investment has become impaired, including where collection of a loan or realization of an equity security is doubtful, or when the enterprise value of the company does not currently support the cost of the Company’s debt or equity investments. Conversely, the Company will record unrealized appreciation if it believes that the underlying portfolio company has appreciated in value and, therefore, the Company’s equity security has also appreciated in value. The value of investments in public securities are determined using quoted market prices discounted for restrictions on resale.

Loans and Debt Securities

For loans and debt securities, fair value generally approximates cost unless the borrower’s enterprise value or overall financial condition or other factors lead to a determination of fair value at a different amount.

     When the Company receives nominal cost warrants or free equity securities (“nominal cost equity’’), the Company allocates its cost basis in its investment between its debt securities and its nominal cost equity at the time of origination. At that time, the original issue discount basis of the nominal cost equity is recorded by increasing the cost basis in the equity and decreasing the cost basis in the related debt securities.

     Interest income is recorded on an accrual basis to the extent that such amounts are expected to be collected. For loans and debt securities with contractual payment-in-kind interest, which represents contractual interest accrued and added to the loan balance that generally becomes due at maturity, the Company will not accrue payment-in-kind interest if the portfolio company valuation indicates that the payment-in-kind interest is not collectible. Interest on loans and debt securities is not accrued if the Company has doubt about interest collection. Loans in workout status classified as Grade 4 or Grade 5 assets do not accrue interest. In addition, interest may not accrue on loans or debt securities to portfolio companies that are more than 50% owned by the Company if such companies are in need of additional capital. Loan origination fees, original issue discount and market discount are capitalized and then amortized into interest income using the effective interest method. Prepayment premiums are recorded on loans when received.

     The weighted average yield on loans and debt securities is computed as the (a) annual stated interest rate earned plus the annual amortization of loan origination fees, original issue discount and market discount earned on accruing loans and debt securities, divided by (b) total loans and debt securities at value. The weighted average yield is computed as of the balance sheet date.

Equity Securities

The Company’s equity interests in portfolio companies for which there is no liquid public market are valued at fair value based on the enterprise value of the portfolio company, which is determined using various factors, including cash flow from operations of the portfolio company and other pertinent factors such as recent offers to purchase a portfolio company’s securities or other liquidation events. The determined fair values are generally discounted to account for restrictions on resale and minority ownership positions.

     The value of the Company’s equity interests in public companies for which market quotations are readily available is based upon the closing public market price on the balance sheet date. Securities that carry certain restrictions on sale are typically valued at a discount from the public market value of the security.

     Dividend income is recorded on preferred equity securities on an accrual basis to the extent that such amounts are expected to be collected, and on common equity securities on the record date for private companies or on the ex-dividend date for publicly traded companies.

Commercial Mortgage-Backed Securities (“CMBS’’)

CMBS bonds are carried at fair value, which is based on a discounted cash flow model that utilizes prepayment and loss assumptions based upon historical experience and projected performance, economic factors, the characteristics of the underlying cash flow and comparable market yields for similar CMBS bonds. The Company’s assumption with regard to discount rate for determining fair value is based on the yield of comparable securities. The Company recognizes income from the amortization of original issue

ALLIED CAPITAL CORPORATION

discount using the effective interest method, using the anticipated yield over the projected life of the investment. Yields are revised when there are changes in estimates of future credit losses, actual losses incurred, or actual and estimated prepayment speeds. Changes in estimated yield are recognized as an adjustment to the estimated yield over the remaining life of the CMBS bonds from the date the estimated yield is changed. The Company recognizes unrealized appreciation or depreciation on its CMBS bonds as comparable yields in the market change and based on changes in estimated cash flows resulting from changes in prepayment or loss assumptions in the underlying collateral pool.

Residual Interest

The Company values its residual interest from a previous securitization and recognizes income using the same accounting policies used for the CMBS bonds. The residual interest is carried at fair value based on discounted estimated future cash flows. The Company recognizes income from the residual interest using the effective interest method. At each reporting date, the effective yield is recalculated and used to recognize income until the next reporting date.

Net Realized and Unrealized Gains or Losses

Realized gains or losses are measured by the difference between the net proceeds from the sale and the cost basis of the investment without regard to unrealized gains or losses previously recognized, and include investments charged off during the year, net of recoveries. Unrealized gains or losses reflect the change in portfolio investment values during the reporting period.

Fee Income

Fee income includes fees for diligence, structuring, transaction services, management services, and investment advisory services rendered by the Company to portfolio companies and other third parties. Diligence, structuring, and transaction services fees are generally recognized as income when services are rendered or when the related transactions are completed. Management and investment advisory services fees are generally recognized as income as the services are rendered.

Deferred Financing Costs

Financing costs are based on actual costs incurred in obtaining debt financing and are deferred and amortized as part of interest expense over the term of the related debt instrument.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and all highly liquid investments with original maturities of three months or less.

Dividends to Shareholders

Dividends to shareholders are recorded on the record date.

Stock Compensation Plans

At December 31, 2002, the Company has a stock-based employee compensation plan, which is described more fully in Note 10. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2002	2001	2000

Net increase in net assets resulting from operations as reported	$228,291	$200,727	$143,101
Less total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(6,863)	(7,207)	(5,385)

Pro forma net increase in net assets resulting from operations	221,428	193,520	137,716
Less preferred stock dividends	(230)	(230)	(230)

Pro forma income available to common shareholders	$221,198	$193,290	$137,486

Basic earnings per common share:
As reported	$2.23	$2.19	$1.95
Pro forma	$2.17	$2.11	$1.88
Diluted earnings per common share:
As reported	$2.20	$2.16	$1.94
Pro forma	$2.14	$2.08	$1.87

     Pro forma expenses are based on the underlying value of the options granted by the Company. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted average assumptions for grants:

	2002	2001	2000

Risk-free interest rate	3.2%	4.0%	6.5%
Expected life	5.0	5.0	5.0
Expected volatility	39.7%	33.0%	34.0%
Dividend yield	8.5%	8.0%	8.7%
Weighted average fair value per option	$3.78	$3.24	$3.02

ALLIED CAPITAL CORPORATION

Federal and State Income Taxes

The Company intends to comply with the requirements of the Internal Revenue Code (“Code’’) that are applicable to regulated investment companies (“RIC’’) and real estate investment trusts (“REIT’’). The Company and its subsidiaries that qualify as a RIC or a REIT intend to annually distribute or retain through a deemed distribution all of their taxable income to shareholders; therefore, the Company has made no provision for income taxes for these entities. AC Corp is a corporation subject to federal and state income taxes and records a provision for income taxes as appropriate.

Per Share Information

Basic earnings per share is calculated using the weighted average number of shares outstanding for the period presented. Diluted earnings per share reflects the potential dilution that could occur if options to issue common stock were exercised into common stock. Earnings per share is computed after subtracting dividends on preferred shares.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

     The consolidated financial statements include portfolio investments at value of $2,488,167,000 and $2,329,590,000 as of December 31, 2002 and 2001, respectively (89% and 95%, respectively, of total assets). Substantially all of these investments represent investments whose fair values have been determined by the board of directors in good faith in the absence of readily ascertainable market values. Because of the inherent uncertainty of valuation, the board of directors’ determined values may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

New Accounting Pronouncements

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (the Interpretation) which expands on the accounting guidance of Statements No. 5, 57 and 107 and incorporates without change the provisions of FASB Interpretation No. 34, which is being superceded. The Interpretation will significantly change current practice in the accounting for and disclosure of guarantees. Guarantees meeting the characteristics described in the Interpretation are to be recognized at fair value and significant disclosure rules have been implemented even if the likelihood of the guarantor making payments is remote. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002, while the initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Certain guarantees are excluded from the initial recognition provisions of the Interpretation, however specific disclosures are still required. The Company does not expect that the initial recognition provisions will have a significant effect on the Company’s financial position or its results of operations. See Note 5 for the disclosures related to the Company’s guarantees.

     In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company has not yet determined if it will adopt the provisions to expense the costs related to stock-based employee compensation. In addition, his statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements of the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure requirements are effective for these financial statements and have been included above.

ALLIED CAPITAL CORPORATION

NOTE 3.  PORTFOLIO

Private Finance

At December 31, 2002 and 2001, the private finance portfolio consisted of the following:

	2002			2001

($ IN THOUSANDS)	COST	VALUE	YIELD	COST	VALUE	YIELD

Loans and debt securities	$1,272,401	$1,151,256	14.4%	$1,169,673	$1,107,890	14.8%
Equity interests	438,501	591,959		384,293	487,182

Total	$1,710,902	$1,743,215		$1,553,966	$1,595,072

     Private finance investment activity principally involves providing financing through privately negotiated long-term debt and equity investments. Private finance investments are generally structured as loans and debt securities that carry a relatively high fixed rate of interest, which may be combined with equity features, such as conversion privileges, or warrants or options to purchase a portion of the portfolio company’s equity at a pre-determined strike price, which is generally a nominal price for warrants or options in a private company. Private finance investments are generally issued by privately-owned companies and are generally illiquid and subject to restrictions on resale or transferability.

     Loans and debt securities generally have a maturity of five to ten years, with interest-only payments in the early years and payments of both principal and interest in the later years, although debt maturities and principal amortization schedules vary. At December 31, 2002 and 2001, approximately 95% and 98%, respectively, of the Company’s loans and debt securities had fixed interest rates.

     Equity interests consist primarily of securities issued by privately owned companies and may be subject to restrictions on their resale or may be otherwise illiquid. Equity securities generally do not produce a current return, but are held in anticipation of investment appreciation and ultimate gain on sale.

     The Company may acquire more than 50% of the common stock of a portfolio company in a control buyout transaction. The Company’s most significant investments acquired through control buyout transactions at December 31, 2002 and 2001, were Business Loan Express, Inc., The Hillman Companies, Inc., and WyoTech Acquisition Corporation.

     At December 31, 2002 and 2001, the Company had an investment at value totaling $256,801,000 and $227,449,000, respectively, in Business Loan Express, Inc. (“BLX’’), a small business lender that participates in the U.S. Small Business Administration 7(a) Guaranteed Loan Program. At December 31, 2002, the Company owned 94.9% of BLX’s common stock. The Company’s common stock ownership is subject to dilution by management options. As the controlling shareholder of BLX, the Company has provided an unconditional guaranty to the BLX credit facility lenders in an amount up to 50% of the total obligations (consisting of principal, accrued interest and other fees) on BLX’s three-year unsecured $124,000,000 revolving credit facility that matures in March 2004. The amount guaranteed by the Company at December 31, 2002, was $51,641,000. This guaranty can be called by the lenders only in the event of a default by BLX. BLX was in compliance with the terms of its credit facility at December 31, 2002. In consideration for providing this guaranty, BLX paid the Company a guaranty fee of $3,100,000 and $2,285,000 in 2002 and 2001, respectively. The Company has also provided two standby letters of credit in connection with two term securitization transactions completed by BLX totaling $10,550,000. BLX is headquartered in New York, NY.

     At December 31, 2002 and 2001, the Company had an investment in The Hillman Companies, Inc. totaling $180,468,000 and $97,227,000 at value, respectively. At December 31, 2002, the Company owned 96.8% of Hillman’s common stock. The Company’s common stock ownership is subject to dilution by management options. Hillman is a leading manufacturer of key making equipment and distributor of key blanks, fasteners, signage, and other small hardware components and operates in multiple channels of the retail marketplace such as hardware stores, national and regional home centers, and mass merchants. Hillman has certain patent-protected products, including key duplication technology, that is important to its business. Hillman’s primary operations are located in Cincinnati, Ohio.

ALLIED CAPITAL CORPORATION

     At December 31, 2001, the Company had an investment in WyoTech Acquisition Corporation at value totaling $60,388,000. WyoTech is a proprietary trade school and its primary operations are in Laramie, Wyoming. On July 1, 2002, the Company completed the sale of WyoTech Acquisition Corporation to a third party. The Company’s total proceeds from the sale of WyoTech, including the repayment of debt and preferred stock and the sale of the Company’s 91% common equity ownership, were $77,230,000, resulting in a realized gain of $60,755,000 in the third quarter of 2002. The sale of WyoTech is subject to post-closing working capital adjustments, if any, and customary indemnification provisions.

     Total interest and portfolio related income earned from the Company’s investments in BLX, Hillman, and WyoTech for the year ended December 31, 2002, was $53,137,000.

     At December 31, 2002 and 2001, loans and debt securities in workout status (classified as Grades 4 and 5 under the Company’s internal grading system) that were not accruing interest were as follows at value:

(IN THOUSANDS)	2002	2001

Companies more than 25% owned	$9,709	$153
Companies 5% to 25% owned	411	3,418
Companies less than 5% owned	65,931	77,354

Total	$76,051	$80,925

     Included in Grade 4 and 5 loans and debt securities not accruing interest were assets valued at $8,905,000 at December 31, 2001, that were related to portfolio companies in liquidation. As of December 31, 2002, $7,646,000 at value representing receivables related to portfolio companies in liquidation were included in other assets.

     In addition to Grade 4 and 5 assets that are in workout, the Company may not accrue interest on loans and debt securities to companies that are more than 50% owned by the Company if such companies are in need of additional capital and, therefore, the Company may defer current debt service. Loans and debt securities to such companies totaled $63,577,000 at value at December 31, 2002. Loans to companies which are less than 50% owned by the Company that were not in workout, but were not accruing interest totaled $7,166,000 and $12,819,000 at value at December 31, 2002 and 2001, respectively.

     The industry and geographic compositions of the private finance portfolio at value at December 31, 2002 and 2001, were as follows:

	2002	2001

Industry
Consumer products	34%	28%
Business services	26	22
Financial services	16	15
Industrial products	9	10
Healthcare services	5	3
Retail	4	5
Telecommunications	2	4
Broadcasting & cable	1	4
Education	1	5
Other	2	4

Total	100%	100%

Geographic Region
Mid-Atlantic	45%	43%
Midwest	16	17
Southeast	16	14
West	15	19
Northeast	7	5
International	1	2

Total	100%	100%

ALLIED CAPITAL CORPORATION

Commercial Real Estate Finance

At December 31, 2002 and 2001, the commercial real estate finance portfolio consisted of the following:

	2002			2001

($ IN THOUSANDS)	COST	VALUE	YIELD	COST	VALUE	YIELD

CMBS bonds	$523,671	$555,519	14.2%	$558,346	$558,346	14.7%
Collateralized debt obligation preferred shares	52,818	52,818	17.2%	24,207	24,207	16.9%
Loans	66,546	63,707	7.5%	76,120	79,597	7.7%
Residual interest	69,335	69,035	9.4%	70,179	69,879	9.4%
Real estate owned	5,942	3,873		3,784	2,489

Total	$718,312	$744,952		$732,636	$734,518

CMBS Bonds. At December 31, 2002 and 2001, CMBS bonds consisted of the following:

($ IN THOUSANDS)	2002	2001

Face	$1,173,194	$1,170,272
Original issue discount	(649,523)	(611,926)

Cost	$523,671	$558,346

Value	$555,519	$558,346

     The non-investment grade and unrated tranches of the CMBS bonds in which the Company invests are junior in priority for payment of interest and principal to the more senior tranches of the related CMBS bond issuance. Cash flow from the underlying mortgages generally is allocated first to the senior tranches, with the most senior tranches having a priority right to the cash flow. Then, any remaining cash flow is allocated, generally, among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages or the properties securing those mortgages resulting in reduced cash flows, the most subordinate tranche will bear this loss first. At December 31, 2002, the Company’s CMBS bonds were subordinate to 91% to 97% of the tranches of bonds issued in various CMBS transactions. Given that the non-investment grade CMBS bonds in which the Company invests are junior in priority for payment of principal, the Company invests in these CMBS bonds at a significant discount from the face amount of the bonds.

     The underlying rating classes of the CMBS bonds at value at December 31, 2002, and 2001 were as follows:

	2002		2001
		PERCENTAGE		PERCENTAGE
($ IN THOUSANDS)	VALUE	OF TOTAL	VALUE	OF TOTAL

BB+	$49,811	9.0%	$24,785	4.4%
BB	39,011	7.0	69,404	12.4
BB–	22,030	4.0	67,460	12.1
B+	121,038	21.8	103,560	18.6
B	141,998	25.6	131,362	23.5
B-	83,493	15.0	73,572	13.2
CCC	8,634	1.5	8,893	1.6
Unrated	89,504	16.1	79,310	14.2

Total	$555,519	100.0%	$558,346	100.0%

     At December 31, 2002 and 2001, the underlying pools of mortgage loans that are collateral for the Company’s CMBS bonds consisted of approximately 4,500 and 3,800 commercial mortgage loans with a total outstanding principal balance of $24,974,035,000 and $20,548,643,000, respectively. At December 31, 2002 and 2001, 1.0% and 0.5%, respectively, of the mortgage loans in the underlying collateral pool for the Company’s CMBS bonds were over 30 days delinquent or were classified as real estate owned. The property types and the geographic composition of the underlying mortgage loans in the underlying collateral pool calculated

ALLIED CAPITAL CORPORATION

using the outstanding principal balance at December 31, 2002 and 2001, were as follows:

	2002	2001

Property Type
Retail	32%	31%
Housing	27	27
Office	21	22
Industrial Real Estate	7	6
Hospitality	6	7
Other	7	7

Total	100%	100%

Geographic Region
West	31%	32%
Mid-Atlantic	25	24
Midwest	22	21
Southeast	17	17
Northeast	5	6

Total	100%	100%

     The Company’s yield on its CMBS bonds is based upon a number of assumptions that are subject to certain business and economic uncertainties and contingencies. Examples include the timing and magnitude of credit losses on the mortgage loans underlying the CMBS bonds that are a result of the general condition of the real estate market (including competition for tenants and their related credit quality) and changes in market rental rates. The initial yield on each CMBS bond has been computed assuming an approximate 1% loss rate on its entire underlying collateral mortgage pool, with the estimated losses being assumed to occur in three equal installments in years three, six, and nine. As each CMBS bond ages, the amount of losses and the expected timing of recognition of such losses will be updated, and the respective yield will be adjusted as necessary. As of December 31, 2002, the Company has identified specific losses of $27,980,000, which will reduce the face amount and original issue discount on the CMBS bonds, but will not result in a change in the cost and value of the CMBS bonds. As these uncertainties and contingencies are difficult to predict and are subject to future events which may alter these assumptions, no assurance can be given that the anticipated yields to maturity will be achieved.

     The Company acts as the directing certificate holder for the CMBS bonds, which allows the Company to approve disposition plans for individual loans in the underlying collateral pool.

     Collateralized Debt Obligation Preferred Shares. At December 31, 2002, the Company owned preferred shares in four collateralized debt obligations (“CDOs’’) totaling $52,818,000 at value secured by investment grade unsecured debt issued by various real estate investment trusts (“REITs’’) and investment and non-investment grade CMBS bonds. The investment grade REIT collateral consists of debt with a cut-off balance of $1,017,553,000 and was issued by 42 REITs. The investment grade CMBS collateral consists of CMBS bonds with a face amount of $479,021,000 issued in 39 separate CMBS transactions. The non-investment grade CMBS collateral consists of BB+, BB, and BB– CMBS bonds with a face amount of $463,426,000 issued in 39 separate CMBS transactions (“CMBS Collateral’’). Included in the CMBS Collateral for the CDOs are $397,872,000 of CMBS bonds that are senior in priority of repayment to certain lower rated CMBS bonds held by the Company, which were issued in 23 separate CMBS transactions. The preferred shares are junior in priority for payment of principal and interest to the more senior tranches of debt issued by the CDOs. To the extent there are defaults and unrecoverable losses on the underlying collateral resulting in reduced cash flows, the preferred shares will bear this loss first. At December 31, 2002, the Company’s preferred shares in the CDOs were subordinate to approximately 96% of the more senior tranches of debt issued by the CDOs.

     The Company acts as the disposition consultant with respect to three of the CDOs, which allows the Company to approve disposition plans for individual collateral securities. For these services with respect to the CDOs, the Company collects annual fees based on the outstanding collateral pool balance, and for the years ended December 31, 2002 and 2001, this fee totaled $526,000 and $108,000, respectively.

     Loans. The commercial mortgage loan portfolio contains loans that were originated by the Company or were purchased from third-party sellers. At December 31, 2002 and 2001, approximately 84% and 16% and 76% and 24% of the Company’s commercial mortgage loan portfolio was composed of fixed and adjustable interest rate loans, respectively. As of December 31, 2002 and 2001, loans with a value of $13,016,000 and $15,241,000, respectively, were not accruing interest.

     The property types and the geographic composition securing the commercial mortgage loan portfolio at value at December 31, 2002 and 2001, were as follows:

	2002	2001

Property Type
Hospitality	23%	25%
Retail	21	21
Office	20	34
Healthcare	15	—
Recreation	3	4
Other	18	16

Total	100%	100%

Geographic Region
Southeast	40%	36%
West	20	20
Mid-Atlantic	17	23
Midwest	12	16
Northeast	11	5

Total	100%	100%

ALLIED CAPITAL CORPORATION

Residual Interest. At December 31, 2002 and 2001, the residual interest consisted of the following:

	2002		2001
(IN THOUSANDS)	COST	VALUE	COST	VALUE

Residual interest	$68,853	$68,853	$68,853	$68,853
Residual interest spread	482	182	1,326	1,026

Total	$69,335	$69,035	$70,179	$69,879

     The residual interest primarily consists of a retained interest totaling $68,853,000 from a 1998 asset securitization whereby bonds were sold in three classes rated AAA, AA and A. The residual interest represents a right to cash flows from the underlying collateral pool of loans after these senior bond obligations are satisfied. At December 31, 2002, one class of bonds rated AAA was outstanding, totaling $17,640,000. The Company has the right to call the bonds upon a minimum of ten days notice to the bondholders. Once the bonds are fully repaid, either through the cash flows from the securitized loans or due to the Company calling the bonds, the remaining loans in the trust will be returned to the Company as payment on the residual interest.

     The Company sold $295 million of loans, and received cash proceeds, net of costs, of approximately $223 million in January 1998. The Company retained a trust certificate for its residual interest in a loan pool sold, and will receive interest income from this residual interest as well as the residual interest spread (“Residual’’) from the interest earned on the loans sold less the interest paid on the bonds over the life of the bonds. As of December 31, 2002 and 2001, the mortgage loan pool had an approximate weighted average stated interest rate of 8.8% and 9.3% respectively. The outstanding bond classes sold had an aggregate weighted average interest rate of 6.7% and 6.6% as of December 31, 2002 and 2001, respectively.

     The Company uses a discounted cash flow methodology for determining the fair value of its retained Residual. In determining the cash flow of the Residual, the Company assumes a prepayment speed of 15% after the applicable prepayment lockout period and credit losses of 1% or approximately $813,000 of the total principal balance of the underlying collateral throughout the life of the collateral. These assumptions result in an expected weighted average life of the bonds of four months. The value of the resulting Residual cash flows is then determined by applying a discount rate of 9% which, in the Company’s view, is commensurate with the market risk of comparable assets.

     Tax Basis. At December 31, 2002, the aggregate gross unrealized appreciation of the Company’s investments over cost for federal income tax purposes was $302,965,000. At December 31, 2002, the aggregate gross unrealized depreciation of the Company’s investments under cost for federal income tax purposes was $196,181,000. At December 31, 2002, the aggregate cost of securities, for federal income tax purposes was $2,381,383,000.

NOTE 4. DEBT

At December 31, 2002 and 2001, the Company had the following debt:

	2002		2001
	FACILITY	AMOUNT	FACILITY	AMOUNT
(IN THOUSANDS)	AMOUNT	DRAWN	AMOUNT	DRAWN

Notes payable and debentures:
Unsecured long-term notes payable	$694,000	$694,000	$694,000	$694,000
SBA debentures	101,800	94,500	101,800	94,500
Auction rate reset note	—	—	81,856	81,856
OPIC loan	5,700	5,700	5,700	5,700

Total notes payable and debentures	801,500	794,200	883,356	876,056

Revolving line of credit	527,500	204,250	497,500	144,750

Total	$1,329,000	$998,450	$1,380,856	$1,020,806

ALLIED CAPITAL CORPORATION

Notes Payable and Debentures

Unsecured Long-Term Notes Payable. The Company issued unsecured long-term notes to private institutional investors. The notes require semi-annual interest payments until maturity and have original terms of five or seven years. At December 31, 2002, the notes had remaining maturities of five months to four years. The weighted average fixed interest rate on the notes was 7.6% at December 31, 2002 and 2001. The notes may be prepaid in whole or in part, together with an interest premium, as stipulated in the note agreement.

     SBA Debentures. At December 31, 2002 and 2001, the Company had debentures payable to the SBA with original terms of ten years and at fixed interest rates ranging from 5.9% to 8.2% and 2.4% to 8.2%, respectively. At December 31, 2002, the debentures had remaining maturities of two to nine years. The weighted average interest rate was 7.0% and 6.7% at December 31, 2002 and 2001, respectively. The debentures require semi-annual interest-only payments with all principal due upon maturity. The SBA debentures are subject to prepayment penalties if paid prior to the fifth anniversary date of the notes. At December 31, 2002, the Company has a commitment from the SBA to borrow up to an additional $7,300,000 above the amount outstanding. The commitment expires on September 30, 2005.

     Auction Rate Reset Note. At December 31, 2001, the Company had an Auction Rate Reset Senior Note Series A that bore interest at the three-month London Interbank Offered Rate (“LIBOR’’) plus 1.75%, which adjusted quarterly. Interest was due quarterly and the note matured on December 27, 2002. The Company repaid the note in full at maturity.

     The Company has entered into an agreement with the placement agent of this note to serve as the placement agent on a future issuance of $75,000,000 of debt, equity, or other securities in one or more public or private transactions. If the Company does not conduct a capital raise, the Company will incur additional expenses of approximately $3,188,000.

     Scheduled future maturities of notes payable and debentures at December 31, 2002, are as follows:

AMOUNT
MATURING
YEAR	(IN THOUSANDS)

2003	$140,000
2004	221,000
2005	179,000
2006	180,700
2007	—
Thereafter	73,500

Total	$794,200

Revolving Line of Credit

The Company has an unsecured revolving line of credit for $527,500,000 at December 31, 2002. The facility may be expanded up to $600,000,000 at the Company’s option. The facility bears interest at a rate equal to (i) the one-month LIBOR plus 1.25%, (ii) the Bank of America, N.A. prime rate, or (iii) the Federal Funds rate plus 0.50% at the Company’s option. The interest rate adjusts at the beginning of each new interest period, usually every 30 days. The interest rates were 2.7% and 3.2% at December 31, 2002 and 2001, respectively, and the facility requires an annual commitment fee equal to 0.25% of the committed amount. The line expires in August 2003 and may be extended under substantially similar terms for one additional year at the Company’s sole option. The line of credit requires monthly interest payments and all principal is due upon its expiration.

     The average debt outstanding on the revolving line of credit was $68,266,000 and $106,338,000 for the years ended December 31, 2002 and 2001, respectively. The maximum amount borrowed under this facility and the weighted average interest rate for the years ended December 31, 2002 and 2001, were $216,500,000 and $213,500,000, and 3.2% and 5.4%, respectively. As of December 31, 2002, the amount available under the revolving line of credit was $317,950,000, net of amounts committed for standby letters of credit of $5,300,000 issued under the credit facility.

     The Company records debt at cost. The fair value of the Company’s total debt was $1,050,452,000 at December 31, 2002.

     The Company has various financial and operating covenants required by the revolving line of credit and the notes payable and debentures. These covenants require the Company to maintain certain financial ratios, including debt to equity and interest coverage, and a minimum net worth. The Company’s credit facilities limit its ability to declare dividends if the Company defaults under certain provisions. As of December 31, 2002, the Company was in compliance with these covenants.

ALLIED CAPITAL CORPORATION

NOTE 5.  GUARANTEES

In the ordinary course of business, the Company has issued guarantees and has extended standby letters of credit through financial intermediaries on behalf of certain portfolio companies. As of December 31, 2002, the Company has issued guarantees of debt, rental obligations, and lease obligations aggregating $54,628,000 and has extended standby letters of credit aggregating $11,300,000. Under these arrangements, the Company would be required to make payments to third-party beneficiaries if the portfolio companies were to default on their related payment obligations. The maximum amount of future payments is $65,928,000. At December 31, 2002, no amounts have been recorded as a liability for the Company’s guarantees or standby letters of credit.

     As of December 31, 2002, the commitments expire as follows:

(IN THOUSANDS)	TOTAL	2003	2004	2005	2006	2007	AFTER 2007

Guarantees of debt and lease obligations	$54,628	$1,718	$52,349	$311	$139	$111	$—
Standby letters of credit	11,300	—	5,300	—	—	—	6,000

Total	$65,928	$1,718	$57,649	$311	$139	$111	$6,000

NOTE 6.  PREFERRED STOCK

Allied Investment has outstanding a total of 60,000 shares of $100 par value, 3% cumulative preferred stock and 10,000 shares of $100 par value, 4% redeemable cumulative preferred stock issued to the SBA pursuant to Section 303(c) of the Small Business Investment Act of 1958, as amended. The 3% cumulative preferred stock does not have a required redemption date. Allied Investment has the option to redeem in whole or in part the preferred stock by paying the SBA the par value of such securities and any dividends accumulated and unpaid to the date of redemption. The 4% redeemable cumulative preferred stock has a required redemption date in June 2005.

NOTE 7.  SHAREHOLDERS’ EQUITY

Sales of common stock for the years ended December 31, 2002 and 2001, were as follows:

(IN THOUSANDS)	2002	2001	2000

Number of common shares	8,047	13,286	14,812

Gross proceeds	$177,345	$301,539	$263,460
Less costs including underwriting fees	(4,498)	(14,651)	(12,548)

Net proceeds	$172,847	$286,888	$250,912

     In addition, the Company issued 204,855 shares of common stock with a value of $5,157,000 to acquire one portfolio investment in a stock-for-stock exchange during 2001. The Company also issued 4,123,407 shares of common stock with a value of $86,076,000 to acquire BLC Financial Services, Inc. in a stock-for-stock exchange on December 31, 2000.

     The Company has a dividend reinvestment plan, whereby the Company may buy shares of its common stock in the open market or issue new shares in order to satisfy dividend reinvestment requests. If the Company issues new shares, the issue price is equal to the average of the closing sale prices reported for the Company’s common stock for the five consecutive days immediately prior to the dividend payment date.

     Dividend reinvestment plan activity for the years ended December 31, 2002, 2001, and 2000, was as follows:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2002	2001	2000

Shares issued	275	271	254
Average price per share	$22.78	$23.32	$18.79

ALLIED CAPITAL CORPORATION

NOTE 8.  EARNINGS PER COMMON SHARE

Earnings per common share for the years ended December 31, 2002, 2001, and 2000, were as follows:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2002	2001	2000

Net increase in net assets resulting from operations	$228,291	$200,727	$143,101
Less preferred stock dividends	(230)	(230)	(230)

Income available to common shareholders	$228,061	$200,497	$142,871

Basic shares outstanding	102,107	91,564	73,165
Dilutive options outstanding to officers	1,467	1,439	307

Diluted shares outstanding	103,574	93,003	73,472

Basic earnings per common share	$2.23	$2.19	$1.95

Diluted earnings per common share	$2.20	$2.16	$1.94

Note 9.  401(k) Plan and Deferred Compensation Plan

The Company’s 401(k) retirement investment plan is open to all of its full-time employees who are at least 21 years of age. The employees may elect voluntary pre-tax wage deferrals ranging from 0% to 100% of eligible compensation for the year up to $11,000 annually for the 2002 plan year. Plan participants who reached the age of 50 during the 2002 plan year were eligible to defer an additional $1,000 during the year. The Company makes contributions to the 401(k) plan of up to 5% of each participant’s eligible compensation for the year up to a maximum compensation permitted by the IRS, which fully vests at the time of contribution. For the year ended December 31, 2002, the maximum compensation was $200,000. Employer contributions that exceed the IRS limitation are directed to the participant’s deferred compensation plan account. Total 401(k) contribution expense for the years ended December 31, 2002, 2001, and 2000 was $599,000, $560,000, and $590,000, respectively.

     The Company also has a deferred compensation plan. Eligible participants in the deferred compensation plan may elect to defer some of their compensation and have such compensation credited to a participant account. In addition, the Company makes contributions to the deferred compensation plan to the extent 401(k) contributions for eligible participants exceed the amount permitted by the Internal Revenue Service. Contribution expense for the deferred compensation plan for the years ended December 31, 2002, 2001, and 2000, was $296,000, $272,000, and $197,000, respectively. All amounts credited to a participant’s account are credited solely for purposes of accounting and computation and remain assets of the Company and subject to the claims of the Company’s general creditors. Amounts credited to participants under the deferred compensation plan are at all times 100% vested and non-forfeitable. A participant’s account shall become distributable upon his or her separation from service, retirement, disability, death, or at a future determined date. All deferred compensation plan accounts will be distributed in the event of a change of control of the Company or in the event of the Company’s insolvency. Amounts deferred by participants under the deferred compensation plan are funded to a trust, which is administered by Company-appointed trustees.

NOTE 10.  STOCK OPTION PLAN

The Option Plan

The purpose of the stock option plan (“Option Plan”) is to provide officers and non-officer directors of the Company with additional incentives. On May 7, 2002, the Company’s shareholders amended the Option Plan to increase the authorized shares under the plan to 25,950,000. At December 31, 2002, the number of shares available to be granted under the Option Plan was 9,415,000.

     Options are exercisable at a price equal to the fair market value of the shares on the day the option is granted. Each option states the period or periods of time within which the option may be exercised by the optionee, which may not exceed ten years from the date the option is granted. The options granted vest ratably over a three- or five-year period.

     All rights to exercise options terminate 60 days after an optionee ceases to be (i) a non-officer director, (ii) both an officer and a director, if such optionee serves in both capacities, or (iii) an officer (if such officer is not also a director) of the Company for any cause other than death or total and permanent disability. In the event of a change of control of the Company, all outstanding options will become fully vested and exercisable as of the change of control.

     Information with respect to options granted, exercised and forfeited under the Option Plan for the years ended December 31, 2002, 2001, and 2000, is as follows:

		WEIGHTED
		AVERAGE
		EXERCISE PRICE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	SHARES	PER SHARE

Options outstanding at January 1, 2000	5,889	$20.12
Granted	4,162	$17.02
Exercised	(195)	$17.68
Forfeited	(950)	$19.81

Options outstanding at December 31, 2000	8,906	$18.76

Granted	2,800	$21.82
Exercised	(553)	$19.09
Forfeited	(673)	$17.66

Options outstanding at December 31, 2001	10,480	$19.63

Granted	6,162	$22.07
Exercised	(769)	$18.85
Forfeited	(1,184)	$21.09

Options outstanding at December 31, 2002	14,689	$20.57

ALLIED CAPITAL CORPORATION

     The following table summarizes information about stock options outstanding at December 31, 2002:

	OUTSTANDING			EXERCISABLE

		WEIGHTED AVERAGE	WEIGHTED		WEIGHTED
	TOTAL	REMAINING	AVERAGE	TOTAL	AVERAGE
RANGE OF	NUMBER	CONTRACTUAL	EXERCISE	NUMBER	EXERCISE
EXERCISE PRICES	OUTSTANDING	LIFE (YEARS)	PRICE	EXERCISABLE	PRICE

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND YEARS)
$16.81–$17.75	3,212	7.35	$16.94	2,128	$16.94
$17.88–$21.38	3,008	5.45	$20.71	2,374	$20.82
$21.52	5,462	9.95	$21.52	—	$21.52
$21.59–$26.29	2,907	8.66	$22.44	1,029	$22.10
$27.38	100	9.09	$27.38	—	$27.38

$16.81–$27.38	14,689	8.20	$20.57	5,531	$19.56

     The Company accounts for its stock options as required by APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly no compensation cost has been recognized as the exercise price equals the market price on the date of grant.

Notes Receivable from the Sale of Common Stock

The Company provided loans to officers for the exercise of options. The loans are full recourse, have varying terms not exceeding ten years, bear interest at the applicable federal interest rate in effect at the date of issue and have been recorded as a reduction to shareholders’ equity. At December 31, 2002 and 2001, the Company had outstanding loans to officers of $24,704,000 and $26,028,000, respectively. Officers with outstanding loans repaid principal of $3,706,000, $5,090,000, and $6,363,000, for the years ended December 31, 2002, 2001, and 2000, respectively. The Company recognized interest income from these loans of $1,507,000, $1,524,000, and $1,712,000, respectively, during these same periods. This interest income is included in interest and dividends for companies less than 5% owned.

     As a business development company under the Investment Company Act of 1940, the Company is entitled to provide loans to the Company’s employees in connection with the exercise of options. However, as a result of provisions of the Sarbanes-Oxley Act of 2002, the Company is prohibited from making new loans to its executive officers in the future.

ALLIED CAPITAL CORPORATION

NOTE 11.  DIVIDENDS AND DISTRIBUTIONS

For the years ended December 31, 2002, 2001, and 2000, the Company declared the following distributions:

	2002		2001		2000

	TOTAL	TOTAL	TOTAL	TOTAL	TOTAL	TOTAL
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	AMOUNT	PER SHARE	AMOUNT	PER SHARE	AMOUNT	PER SHARE

First quarter	$53,259	$0.53	$42,080	$0.49	$30,715	$0.45
Second quarter	56,224	0.55	45,755	0.50	33,150	0.45
Third quarter	57,340	0.56	47,866	0.51	34,751	0.46
Fourth quarter	59,851	0.56	50,456	0.51	37,179	0.46
Extra dividend	3,261	0.03	—	—	—	—

Total distributions to common shareholders	$229,935	$2.23	$186,157	$2.01	$135,795	$1.82

     For income tax purposes, distributions for 2002, 2001, and 2000, were composed of the following:

	2002		2001		2000

	TOTAL	TOTAL	TOTAL	TOTAL	TOTAL	TOTAL
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	AMOUNT	PER SHARE	AMOUNT	PER SHARE	AMOUNT	PER SHARE

Ordinary income(1)	$178,246	$1.73	$183,957	$1.99	$116,321	$1.56
Long-term capital gains	51,689	0.50	2,200	0.02	19,474	0.26

Total distributions to common shareholders	$229,935	$2.23	$186,157	$2.01	$135,795	$1.82

(1)	For certain eligible corporate shareholders, the dividend received deduction for 2002 was $0.08 per share.

     The following table summarizes the differences between financial statement net increase in net assets resulting from operations and taxable income for the years ended December 31, 2002, 2001, and 2000:

(IN THOUSANDS)	2002	2001	2000

Financial statement net increase in net assets resulting from operations	$228,291	$200,727	$143,101
Adjustments:
Net unrealized losses (gains)	571	(20,603)	(14,861)
Interest income from securitized commercial mortgage loans	1,258	3,327	3,149
Amortization of discounts and fees	(8,541)	8,043	2,771
Gains from disposition of portfolio assets	—	—	5,202
Formula award	—	(4,383)	1,374
Other expenses not deductible for tax	1,815	3,230	1,197
Other	5,708	(2,368)	(3,550)
Income tax expense (benefit)	930	(412)	—

Taxable income	$230,032	$187,561	$138,383

     The Company must distribute at least 90% of its investment company taxable income to qualify for pass-through tax treatment and maintain its RIC status. For the years ended December 31, 2002 and 2001, the Company recorded tax expense of $930,000 and a tax benefit of $412,000, respectively.

ALLIED CAPITAL CORPORATION

NOTE 12. CASH AND CASH EQUIVALENTS

The Company places its cash with financial institutions and, at times, cash held in checking accounts in financial institutions may be in excess of the Federal Deposit Insurance Corporation insured limit.

     At December 31, 2002 and 2001, cash and cash equivalents consisted of the following:

(IN THOUSANDS)	2002	2001

Cash and cash equivalents	$15,497	$5,337
Less escrows held	(4,311)	(4,448)

Total cash and cash equivalents	$11,186	$889

NOTE 13.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

For the years ended December 31, 2002, 2001, and 2000, the Company paid $69,143,000, $63,237,000, and $54,112,000, respectively, for interest. For years ended December 31, 2002, 2001, and 2000, the Company’s non-cash financing activities totaled $8,644,000, $17,523,000, and $92,835,000, respectively, and includes stock option exercises and dividend reinvestment. The non-cash financing activities for the years ended December 31, 2001 and 2000, also include the issuance of $5,157,000 and $86,076,000 of the Company’s common stock to acquire portfolio investments.

NOTE 14.  HEDGING ACTIVITIES

The Company invests in CMBS bonds, which are purchased at prices that are based in part on comparable Treasury rates. The Company has entered into transactions with one or more financial institutions to hedge against movement in Treasury rates on certain of the BB+ through B rated CMBS bonds. These transactions involved the Company receiving the proceeds from the sale of borrowed Treasury securities, with the obligation to replenish the borrowed Treasury securities at a later date based on the then current market price. Borrowed Treasury securities and the related obligations to replenish the borrowed Treasury securities, including accrued interest payable on the obligations, as of December 31, 2002 and 2001, consisted of the following:

(IN THOUSANDS)	2002	2001
DESCRIPTION OF ISSUE	VALUE	VALUE

10-year Treasury, due August 2011	$—	$17,989
10-year Treasury, due August 2011	—	5,656
10-year Treasury, due August 2011	—	23,618
10-year Treasury, due February 2012	2,880	—
10-year Treasury, due February 2012	28,573	—
10-year Treasury, due February 2012	20,600	—
10-year Treasury, due November 2012	23,415	—
10-year Treasury, due November 2012	19,494	—
5-year Treasury, due November 2007	37,647	—
10-year Treasury, due November 2012	64,418	—

Total	$197,027	$47,263

     As of December 31, 2002, the total obligations on the hedge had increased since the original sale date due to changes in the yield on the borrowed Treasury securities, resulting in unrealized depreciation on the obligations of $7,062,000. The net proceeds related to the sales of the borrowed Treasury securities were $189,340,000 and $48,504,000 at December 31, 2002 and 2001, respectively. Under the terms of the transactions, the Company has provided additional cash collateral of $5,405,000 at December 31, 2002, for the difference between the net proceeds related to the sales of the borrowed Treasury securities and the obligations to replenish the securities. The Company has deposited the proceeds related to the sales of the borrowed treasury securities and the additional cash collateral with the financial institutions under repurchase agreements. The repurchase agreements are collateralized by U.S. Treasury securities and are settled weekly. As of December 31, 2002, the repurchase agreements were due on January 3, 2003, and had a weighted average interest rate of 0.8%. This Note has been revised to further disclose the detail of the borrowed Treasury securities as of December 31, 2001.

ALLIED CAPITAL CORPORATION

NOTE 15.  FINANCIAL HIGHLIGHTS

	AT AND FOR THE YEARS ENDED DECEMBER 31,

	2002	2001

Per Common Share Data
Net asset value, beginning of year	$13.57	$12.11

Net investment income before net realized and unrealized gains(1)	1.77	1.93
Net realized and unrealized gains(1)	0.43	0.23

Net increase in net assets resulting from operations	2.20	2.16

Net decrease in net assets from shareholder distributions	(2.23)	(2.01)
Net increase in net assets from capital share transactions	0.68	1.31

Net asset value, end of year	$14.22	$13.57

Market value, end of year	$21.83	$26.00
Total return	(7)%	36%

Ratios and Supplemental Data
($ AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Ending net assets	$1,546,071	$1,352,123
Common shares outstanding at end of year	108,698	99,607
Diluted weighted average common shares outstanding	103,574	93,003
Employee and administrative expenses/average net assets	3.82%	3.80%
Total expenses/average net assets	8.75%	9.31%
Net investment income before net realized and unrealized gains/average net assets	12.94%	15.15%
Net increase in net assets resulting from operations/average net assets	15.98%	16.99%
Portfolio turnover rate	15.12%	10.04%
Average debt outstanding	$938,148	$847,121
Average debt per share	$9.06	$9.11

(1)	Based on diluted weighted average number of shares outstanding for the period.

ALLIED CAPITAL CORPORATION

NOTE 16.  SELECTED QUARTERLY DATA (UNAUDITED)

	2002
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	QTR.1	QTR. 2	QTR. 3	QTR. 4

Total interest and related portfolio income	$82,391	$73,193	$76,329	$78,015
Net investment income before net realized and unrealized gains	$53,869	$42,561	$45,094	$42,401
Net increase in net assets resulting from operations	$55,961	$73,454	$45,520	$53,356
Basic earnings per common share	$0.56	$0.72	$0.44	$0.51
Diluted earnings per common share	$0.55	$0.71	$0.44	$0.51

	2001
	QTR.1	QTR. 2	QTR. 3	QTR. 4

Total interest and related portfolio income	$65,071	$68,739	$72,634	$82,666
Net investment income before net realized and unrealized gains	$39,728	$42,118	$44,189	$53,428
Net increase in net assets resulting from operations	$52,028	$46,106	$59,703	$42,890
Basic earnings per common share	$0.61	$0.52	$0.64	$0.44
Diluted earnings per common share	$0.60	$0.51	$0.63	$0.43

NOTE 17.  LITIGATION

A series of class action lawsuits were filed in 2002 in the United States District Court for the Southern District of New York against the Company, certain of its directors and officers and its former independent auditors, Arthur Andersen LLP, with respect to alleged violations of the securities laws. Specifically, these lawsuits allege that the defendants violated Section 10(b), Rule 10b-5, and Section 20(a) of the Securities Exchange Act of 1934 by purportedly misstating the value of certain portfolio investments in the Company’s financial statements, which allegedly resulted in the purchase of the Company’s common stock by purported class members at artificially inflated prices. Several of the complaints also alleged state law claims for common law fraud. The complaints seek compensatory and other damages, and costs and expenses associated with the litigation. The lawsuits have been consolidated into a single proceeding. The consolidated complaint does not include Arthur Andersen LLP as a named defendant or assert any state law claims against the remaining named defendants. The Company has filed a motion to dismiss the lawsuit and the plaintiffs have filed an opposition to this motion. The Company has filed a reply to the plaintiff’s opposition. The Company believes that the lawsuit is without merit, and it intends to defend the lawsuit vigorously. While the Company does not expect these matters to materially affect its financial condition or results of operations, there can be no assurance as to whether any such pending litigation will have a material adverse effect on its financial condition or results of operations in any future reporting period.

     The Company also is party to certain other lawsuits in the normal course of business. While the outcome of these legal proceedings cannot at this time be predicted with certainty, the Company does not expect that these proceedings will have a material effect upon the Company’s financial condition or results of operations.

ALLIED CAPITAL CORPORATION

Consolidating Balance Sheet

	DECEMBER 31, 2002
	ALLIED	ALLIED		CONSOLIDATED
(IN THOUSANDS)	CAPITAL	INVESTMENT	OTHERS	ELIMINATIONS	TOTAL

Assets
Portfolio at value:
Private finance	$1,586,886	$140,807	$15,522	$—	$1,743,215
Commercial real estate finance	660,653	3,485	80,814	—	744,952
Investments in subsidiaries	130,353	—	—	(130,353)	—

Total portfolio at value	2,377,892	144,292	96,336	(130,353)	2,488,167
Deposits of proceeds from sales of borrowed Treasury securities	194,745	—	—	—	194,745
Other assets	62,255	9,368	28,598	—	100,221
Intercompany notes and receivables	69,435	132	16,935	(86,502)	—
Cash and cash equivalents	1,722	8,926	538	—	11,186

Total assets	$2,706,049	$162,718	$142,407	$(216,855)	$2,794,319

Liabilities and Shareholders’ Equity
Liabilities:
Notes payable and debentures	$699,700	$94,500	$—	$—	$794,200
Revolving line of credit	204,250	—	—	—	204,250
Obligations to replenish borrowed Treasury securities	197,027	—	—	—	197,027
Accounts payable and other liabilities	29,590	2,259	13,922	—	45,771
Intercompany notes and payables	29,411	29	57,062	(86,502)	—

Total liabilities	1,159,978	96,788	70,984	(86,502)	1,241,248

Commitments and contingencies

Preferred stock	—	7,000	—	—	7,000

Shareholders’ equity:
Common stock	11	—	1	(1)	11
Additional paid-in capital	1,547,183	53,923	79,116	(133,039)	1,547,183
Notes receivable from sale of common stock	(24,704)	—	—	—	(24,704)
Net unrealized appreciation (depreciation) on portfolio	39,411	(11,849)	(4,202)	16,051	39,411
Undistributed (distributions in excess of) earnings	(15,830)	16,856	(3,492)	(13,364)	(15,830)

Total shareholders’ equity	1,546,071	58,930	71,423	(130,353)	1,546,071

Total liabilities and shareholders’ equity	$2,706,049	$162,718	$142,407	$(216,855)	$2,794,319

ALLIED CAPITAL CORPORATION

Consolidating Statement of Operations

	FOR THE YEAR ENDED DECEMBER 31, 2002
	ALLIED	ALLIED			CONSOLIDATED
(IN THOUSANDS)	CAPITAL	INVESTMENT	OTHERS	ELIMINATIONS	TOTAL

Interest and Related Portfolio Income
Interest and dividends	$240,771	$16,158	$7,113	$—	$264,042
Intercompany interest	4,612	—	—	(4,612)	—
Premiums from loan dispositions	2,654	122	—	—	2,776
Income from investments in wholly owned subsidiaries	5,525	—	—	(5,525)	—
Fees and other income	15,158	227	38,583	(10,858)	43,110

Total interest and related portfolio income	268,720	16,507	45,696	(20,995)	309,928

Expenses
Interest	62,991	7,452	—	—	70,443
Intercompany interest	—	4	4,608	(4,612)	—
Employee	12,373	—	20,753	—	33,126
Administrative	17,632	113	14,617	(10,858)	21,504

Total operating expenses	92,996	7,569	39,978	(15,470)	125,073

Net investment income before income taxes and net realized and unrealized gains	175,724	8,938	5,718	(5,525)	184,855
Income tax expense	—	—	930	—	930

Net investment income before net realized and unrealized gains	175,724	8,938	4,788	(5,525)	183,925

Net Realized and Unrealized Gains (Losses)
Net realized gains (losses)	53,138	(4,429)	(3,772)	—	44,937
Net unrealized losses	(571)	(21,875)	(2,401)	24,276	(571)

Total net realized and unrealized gains (losses)	52,567	(26,304)	(6,173)	24,276	44,366

Net increase (decrease) in net assets resulting from operations	$228,291	$(17,366)	$(1,385)	$18,751	$228,291

ALLIED CAPITAL CORPORATION

Consolidating Statement of Cash Flows

	FOR THE YEAR ENDED DECEMBER 31, 2002
	ALLIED	ALLIED			CONSOLIDATED
(IN THOUSANDS)	CAPITAL	INVESTMENT	OTHERS	ELIMINATIONS	TOTAL

Cash Flows from Operating Activities
Net increase (decrease) in net assets resulting from operations	$228,291	$(17,366)	$(1,385)	$18,751	$228,291
Adjustments
Portfolio investments	(495,716)	(10,660)	—	—	(506,376)
Repayments of investment principal	134,049	9,118	—	—	143,167
Proceeds from investment sales	207,291	—	6,183	—	213,474
Change in accrued or reinvested interest and dividends	(41,589)	(3,076)	—	—	(44,665)
Net change in intercompany investments	(5,776)	2,785	(2,534)	5,525	—
Amortization of discounts and fees	(19,448)	(1,144)	—	—	(20,592)
Changes in other assets and liabilities	7,747	1,005	(9,487)	—	(735)
Depreciation and amortization	—	—	1,572	—	1,572
Realized losses	40,417	6,436	3,772	—	50,625
Net unrealized losses	571	21,875	2,401	(24,276)	571

Net cash provided by (used in) operating activities	55,837	8,973	522	—	65,332

Cash Flows from Financing Activities
Sale of common stock	172,847	—	—	—	172,847
Sale of common stock upon the exercise of stock options	12,136	—	—	—	12,136
Collections of notes receivable from sale of common stock	3,706	—	—	—	3,706
Common dividends and distributions paid	(220,411)	—	—	—	(220,411)
Preferred stock dividends paid	—	(220)	(10)	—	(230)
Repayments on notes payable and debentures	(81,856)	—	—	—	(81,856)
Net borrowings under revolving line of credit	59,500	—	—	—	59,500
Other	(727)	—	—	—	(727)

Net cash provided by (used in) financing activities	(54,805)	(220)	(10)	—	(55,035)

Net increase in cash and cash equivalents	$1,032	$8,753	$512	$—	$10,297

Cash and cash equivalents at beginning of year	690	173	26	—	889

Cash and cash equivalents at end of year	$1,722	$8,926	$538	$—	$11,186

ALLIED CAPITAL CORPORATION

Independent Auditors’ Report

The Board of Directors and Shareholders
Allied Capital Corporation:

     We have audited the accompanying consolidated balance sheet of Allied Capital Corporation and subsidiaries, including the consolidated statement of investments, as of December 31, 2002, and the related consolidated statements of operations, changes in net assets and cash flows, and the financial highlights (included in Note 15), for the year then ended. These consolidated financial statements and financial highlights are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial highlights based on our audit. The consolidated financial statements of Allied Capital Corporation and subsidiaries as of December 31, 2001, and for the years ended December 31, 2001 and 2000 were audited by other auditors who have ceased operations. Those auditors’ report, dated February 20, 2002, on those consolidated financial statements, was unqualified, before the revisions described in Notes 2 and 14 to the consolidated financial statements, and included an emphasis paragraph that described the Company’s method of valuing investments and the inherent uncertainty of valuation as discussed in Note 2 to the consolidated financial statements.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included physical counts of securities owned as of December 31, 2002. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 2002 consolidated financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Allied Capital Corporation and subsidiaries as of December 31, 2002, the results of their operations, their cash flows, changes in their net assets, and financial highlights for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

     As discussed above, the consolidated financial statements of the Company as of December 31, 2001 and for the years ended December 31, 2001 and 2000 were audited by other auditors who have ceased operations. As described in Notes 2 and 14, those consolidated financial statements have been revised. We audited the revisions described in Notes 2 and 14 that were applied to the 2001 and 2000 consolidated financial statements. In our opinion, such revisions are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of the Company other than with respect to such revisions, and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

     Our audit was made for the purpose of forming an opinion on the 2002 consolidated financial statements taken as a whole. The consolidating balance sheet and related consolidating statements of operations and cash flows are presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies. The consolidating information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

Washington, D.C.
February 11, 2003

ALLIED CAPITAL CORPORATION

Independent Auditors’ Report

     Note: This is a copy of a report previously issued by Arthur Andersen LLP, Allied Capital Corporation’s former independent accountants. This report has not been reissued by Arthur Andersen LLP in connection with filing of this Annual Report.

To the Shareholders and Board of Directors of Allied Capital Corporation and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Allied Capital Corporation and subsidiaries as of December 31, 2001 and 2000, including the consolidated statement of investments as of December 31, 2001, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period then ended, and the financial highlights (included in Note 15) for the year ended December 31, 2001. These consolidated financial statements, financial highlights and the supplementary consolidating financial information referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements, financial highlights and the supplementary consolidating financial information referred to below based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included physical counts of investments. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 2, the consolidated financial statements include investments valued at $2,329,590,000 as of December 31, 2001 and $1,788,001,000 as of December 31, 2000 (172 percent and 174 percent, respectively, of net assets) whose values have been estimated by the board of directors in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, the board of directors’ estimated values may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

     In our opinion, the consolidated financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Allied Capital Corporation and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations, changes in net assets and cash flows for each of the three years in the period then ended, and the financial highlights for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

     Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplementary consolidating balance sheet and related consolidating statements of operations and cash flows are presented for purposes of additional analysis of the consolidated financial statements rather than to present balance sheet, statement of operations and cash flows of the individual companies and are not a required part of the consolidated financial statements. This information has been subjected to the auditing procedures applied in our audit of the consolidated financial statements and in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

Vienna, Virginia
February 20, 2002